 As filed with the Securities and Exchange Commission on January 25, 1999.

                                                 Registration No. 333-68441
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                            AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                       on
               Form S-1         --------------         Form S-3
         HUGOTON ROYALTY TRUST                CROSS TIMBERS OIL COMPANY
                                           (Exact name of co-registrant as
    (Exact name of co-registrant as           specified in its charter)
       specified in its charter)                       Delaware
                 Texas
                                           (State or other jurisdiction of
    (State or other jurisdiction of         incorporation or organization)
    incorporation or organization)
              58-6379215                              75-2347769
                                         (I.R.S. Employer Identification No.)
 (I.R.S. Employer Identification No.)
       901 Main St., 17th Floor             810 Houston Street, Suite 2000
          Dallas, Texas 75202                  Fort Worth, Texas 76102
            (214) 508-2440                          (817) 870-2800
   (Address, including zip code, and      (Address, including zip code, and
               telephone                              telephone
    number, including area code, of        number, including area code, of
   registrant's principal executive        registrant's principal executive
               offices)                                offices)
        Frank G. McDonald, Esq.                     Bob R. Simpson
       901 Main St., 17th Floor             810 Houston Street, Suite 2000
          Dallas, Texas 75202                  Fort Worth, Texas 76102
            (214) 508-2400                          (817) 870-2800
  (Name, address, including zip code,  (Name, address, including zip code, and
                  and                   telephone number, including area code,
telephone number, including area code,                    of
                  of                              agent for service)
          agent for service)
                                --------------
                                   Copies to:
       F. Richard Bernasek, Esq.                James M. Prince, Esq.
      Kelly, Hart & Hallman, P.C.               Andrews & Kurth L.L.P.
      201 Main Street, Suite 2500               600 Travis, Suite 4200
        Fort Worth, Texas 76102                  Houston, Texas 77002
            (817) 332-2500                          (713) 220-4300
                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Title of Each Class of          Proposed Maximum            Amount of
 Securities to Be Registered   Aggregate Offering Price(1) Registration Fee(2)
------------------------------------------------------------------------------
Units of Beneficial
 Interest....................         $172,500,000               $47,955
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) $24,936.60 was paid previously.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion. Dated January 25, 1999.


                             Hugoton Royalty Trust

                          15,000,000 Trust Units

                                  -----------

  This is an initial public offering of units of beneficial interest in the Hugoton Royalty Trust. Cross Timbers Oil Company has formed the trust and is offering all of the trust units to be sold in this offering, and Cross Timbers will receive all proceeds from the offering. The trust will not receive any proceeds from the offering.

  There is currently no public market for the trust units. Cross Timbers expects that the public offering price will be between $8.00 and $10.00 per trust unit. The trust units have been approved for listing on the New York Stock Exchange under the symbol "HGT".

  The Trust Units. Trust units are units of beneficial ownership of the trust and represent undivided interests in the trust. They do not represent any interest in Cross Timbers.

  The Trust. The trust owns net profits interests in principally natural gas producing properties located in the Hugoton area of Kansas and Oklahoma, the Anadarko Basin of Oklahoma and the Green River Basin of Wyoming. The net profits interests entitle the trust to receive 80% of the net proceeds from the sale of production from these oil and natural gas properties owned by Cross Timbers.

  The Trust Unitholders. As a trust unitholder, you will receive monthly distributions of cash that the trust receives for its net profits interests from the sale of oil and natural gas produced from the underlying properties.

  See "Risk Factors" beginning on page 10 to read about certain information you should consider before purchasing trust units.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                      Per
                                                                     Trust
                                                                     Unit  Total
                                                                     ----- -----
Initial public offering price....................................... $     $
Underwriting discounts.............................................. $     $
Proceeds, before expenses, to Cross Timbers......................... $     $

  The underwriters may, under certain circumstances, purchase from Cross Timbers up to an additional 2,250,000 trust units at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the trust units against payment in New
York, New York on     , 1999.

Goldman, Sachs & Co.
                                                                Lehman Brothers
   Bear, Stearns & Co. Inc.
           Dain Rauscher Wessels
           a division of Dain Rauscher Incorporated
                    Donaldson, Lufkin & Jenrette
                                                       A.G. Edwards & Sons, Inc.

                                  -----------

                          Prospectus dated     , 1999.

                  [MAP OF UNDERLYING PROPERTIES APPEARS HERE]

                               PROSPECTUS SUMMARY

    This summary may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and notes to those statements. You will find definitions for terms relating to the oil and natural gas business in "Glossary of Certain Oil and Natural Gas Terms." Miller & Lents, Ltd., an independent engineering firm ("Miller & Lents"), provided the estimates of proved oil and natural gas reserves at December 31, 1998 included in this prospectus. These estimates are contained in summaries by Miller & Lents of the reserve reports as of December 31, 1998, for the underlying properties described below and for the net profits interests in the underlying properties held by the trust. These summaries are located at the back of this prospectus as Exhibits A and B and are referred to in the prospectus as the "Reserve Report."

                             Hugoton Royalty Trust


    Hugoton Royalty Trust was formed in December 1998 by Cross Timbers Oil Company. Cross Timbers conveyed to the trust net profits interests in certain oil and natural gas producing properties, referred to in this prospectus as the "underlying properties." The net profits interests entitle the trust to receive 80% of net proceeds from the sale of oil and natural gas from these properties. The underlying properties are located in the Hugoton area of Kansas and Oklahoma, the Anadarko Basin of Oklahoma and the Green River Basin of Wyoming.

    The trust will make monthly distributions of substantially all of its income to holders of its trust units. On your federal income tax returns, you will be required to include your proportionate share of trust net income. In addition, you will be entitled to claim a depletion deduction and a small tax credit relating to production from the underlying properties. The deductions and credits will permit you to defer or reduce taxes on a significant portion of the income you receive from the trust.





   Cross Timbers will determine net proceeds monthly on a state-by-state basis. It will collect cash received from the sale of production and deduct property and production taxes, development and production costs and overhead. Cross Timbers will pay to the trust 80% of the net profits remaining after deducting those costs.

    Net proceeds payable to the trust depend upon production quantities, sales prices of oil and natural gas and costs to develop and produce the oil and natural gas. If at any time development and production costs should exceed gross proceeds, neither the trust nor the trust unitholders would be liable for the excess costs. However, the trust would not receive any net proceeds until future net proceeds exceed the total of those excess costs, plus interest at the prime rate. Cross Timbers does not expect future production costs for the underlying properties to change significantly as compared to recent historical costs. It expects the level of development costs to decline significantly as compared to recent historical amounts.

                     Cross Timbers' Ownership Interest

   The underlying properties include Cross Timbers' undivided interests in oil and natural gas leases and the production from existing and future wells on those leases. Accordingly, if Cross Timbers successfully drills additional wells on acreage covered by these leases or successfully conducts other development activities, those activities will enhance production from the underlying properties. The trust will benefit from increased production, net of related development costs. Cross Timbers' interests in the underlying properties are predominantly "working interests," which require it to bear the costs of exploration, production and development.

   Cross Timbers' retained interest in the underlying properties entitles it to 20% of the net proceeds from production. Cross Timbers believes that a 20% ownership interest will provide incentive to operate and develop the underlying properties in an efficient and cost effective manner. Cross Timbers is under no obligation to continue to own the underlying properties, but currently intends to do so.

    The following chart shows the relationship of Cross Timbers, the trust and the public trust unitholders, assuming no exercise of the underwriters' over-allotment option.


      [CHART SHOWING RELATIONSHIP OF TRUST TO CROSS TIMBERS APPEARS HERE]

                           The Underlying Properties

   The underlying properties are located in three of the best known and most prolific natural gas producing areas in the United States. As of December 31, 1998, proved reserves of the underlying properties were estimated at 539 Bcfe in the Reserve Report. Approximately 30% of the proved reserves were located in the Hugoton area of Kansas and Oklahoma, 37% were located in the Anadarko Basin of Oklahoma and 33% were located in the Green River Basin of Wyoming. These areas are characterized by wells with low rates of annual decline in production and low production costs. Wells in these areas have been producing for many years, in some cases since the 1920s. Reserve estimates for properties with long production histories are generally more reliable than estimates for properties with short histories.

Long Life of Properties

   The productive lives of producing oil and natural gas properties are often compared using their reserve-to-production index. This index is calculated by dividing total estimated proved reserves of the property by annual production for the prior 12 months. The reserve-to-production index for the underlying properties at December 31, 1998 was 13.0 years. An index of 13.0 years shows a long producing life for an oil and natural gas property. This compares favorably to an average index of 9.2 years for U.S. oil and natural gas properties of publicly reporting companies at year-end 1997. Because production rates naturally decline over time, the reserve-to-production index is not a useful estimate of how long properties should economically produce. Based on the Reserve Report, economic production from the underlying properties is expected for at least 40 more years.

High Percentage of Proved Developed Reserves

   Proved developed reserves are the most valuable and lowest risk category of reserves because their production requires no significant future development costs. Proved developed reserves represent approximately 93% of the discounted present value of estimated future net revenues from the underlying properties.

Control of Operations

   The right to operate an oil and natural gas lease is important because the operator controls the timing and amount of discretionary expenditures for operational and development activities. Cross Timbers operates approximately 90% of the underlying properties, based on the discounted present value of estimated future net revenues.

History of Low Cost Reserve Additions

   Cross Timbers has a record of successfully adding reserves to the underlying properties through development at costs substantially below the industry average. Over the last three years Cross Timbers added 187 Bcfe of proved reserves, or 156% of production, at a cost of $0.47 per Mcfe. For publicly reporting companies in the United States, the average industry cost of adding oil and natural gas reserves from 1995 through 1997 was $0.96 per Mcfe.

   Over the last three years proved reserve additions on existing wells on the underlying properties included upward revisions of 23 Bcfe. These upward revisions were due to better than projected production performance and development results, reduced production costs, increased oil and natural gas prices in some years, gathering system improvements and improved technology. Cross Timbers believes that the underlying properties will experience reserve additions in the future, but cannot assure you that this will occur.

Effect of Planned Development Program

   Without development projects, the underlying properties would typically experience a 6% to 10% annual decline in production. Cross Timbers plans development expenditures on the underlying properties of $12 million per year for the next four years. The Reserve Report projects that these development expenditures will reduce the natural rate of decline in production to approximately 4% per year.

Additional Development Opportunities

   Cross Timbers believes that the underlying properties will offer economic development projects that are not included in the Reserve Report. These additional development opportunities could significantly increase production and proved reserves above those projected in the Reserve Report. Additional development opportunities could include:

  .  adding pipeline compression and pumps to improve production flow;

  .  opening new producing zones in existing wells;

  .  deepening existing wells to new producing zones;

  . performing mechanical and chemical treatments to stimulate production rates; and

  .  drilling additional wells.


   Cross Timbers may face conflicts of interest in allocating its resources between additional development of the underlying properties and development of other oil and natural gas properties that it now owns or may own in the future. Cross Timbers allocates resources for development based on expected rates of return. The underlying properties have historically provided attractive rates of return on development projects compared to Cross Timbers' other properties, and are expected to continue to do so in the future.

Substantial Operating Margins

   The underlying properties have historically generated substantial operating margins. Production expenses, production and property taxes, transportation costs and overhead on the underlying properties averaged $0.68 per Mcfe during 1998. During the same period, the sales price for oil and natural gas produced from the underlying properties averaged $2.03 per Mcfe, providing an operating margin of $1.35 per Mcfe.

Control of Natural Gas Gathering Systems

   Cross Timbers and its affiliates operate natural gas gathering systems for approximately 70% of the production from the underlying properties. This allows Cross Timbers to manage gathering operations to maintain optimum natural gas production.



                              Proved Reserves

   Estimated proved reserves of the underlying properties are approximately 95% natural gas and 5% oil, based on the Reserve Report. The following table provides, as of December 31, 1998, estimated proved oil and natural gas reserves, and undiscounted and discounted estimated future net revenues, for the underlying properties and the net profits interests. Proved reserves in the table are based on oil and natural gas prices realized by Cross Timbers as of December 31, 1998, which were $11.24 per Bbl of oil and $2.01 per Mcf of natural gas. The amounts of estimated future net revenues from proved reserves shown in the table are before income taxes. Discounted future net revenues are based on a discount rate of 10%, which is the rate required by the Securities and Exchange Commission. Reserve estimates are subject to revision.

                               Proved Reserves
                          ---------------------------
                                                          Estimated Future
                                                         Net Revenues from
                                              Gas         Proved Reserves
                            Gas     Oil   Equivalents ------------------------
                          (MMcf)  (MBbls)   (MMcfe)   Undiscounted Discounted
                          ------- ------- ----------- ------------ -----------
                                                       (in thousands, except
                                                           per Unit data)
Underlying properties
 (100%):
  Anadarko Basin......... 174,433  3,621    196,159     $258,416    $150,711
  Green River Basin...... 178,970    270    180,590      242,897     104,193
  Hugoton Area........... 161,670    139    162,504      173,205      92,273
                          -------  -----    -------     --------    --------
    Total................ 515,073  4,030    539,253     $674,518    $347,177
                          =======  =====    =======     ========    ========
Underlying properties
 (80%)................... 412,058  3,224    431,402     $539,615    $277,742
Net profits interests
 (a)..................... 282,297  2,193    295,455     $539,615    $277,742
Per trust unit...........     --     --         --      $  13.49    $   6.94

--------

(a) Proved reserves for the net profits interests are calculated by subtracting from 80% of proved reserves of the underlying properties, reserve quantities of a sufficient value to pay 80% of the future estimated costs, before overhead and trust administrative expenses, that are deducted in calculating net proceeds. Accordingly, proved reserves for the net profits interests reflect quantities that are calculated after reductions for future costs and expenses based on price and cost assumptions used in the reserve estimates.

                             Producing Areas

  The underlying properties consist of predominantly natural gas producing leases located in the States of Kansas, Oklahoma and Wyoming. These productive areas include:

  . Hugoton Area. The largest natural gas producing region in North America, the Hugoton area covers an estimated five million acres in parts of Oklahoma, Kansas and Texas. The area has produced more than 64 trillion cubic feet of natural gas since 1922. Wells in this area produce primarily from formations less than 3,000 feet in depth. Wells also produce from deeper formations at depths ranging from 3,000 to 7,000 feet. The average 1999 net daily production for the underlying properties in this area estimated in the Reserve Report is approximately 36,700 Mcf of natural gas and 40 Bbls of oil per day.

  . Anadarko Basin. Cross Timbers properties in this area are concentrated in Major County, Oklahoma as well as the Elk City Field and other areas in western Oklahoma. Oil and natural gas were first discovered in Major County and the Elk City Field in the 1940s. Natural gas wells in this region produce from a variety of productive zones and geological structures. Principal productive zones range in depth from 6,500 to 9,400 feet. The average 1999 net daily production for the underlying properties in this area estimated in the Reserve Report is approximately 45,000 Mcf of natural gas and 1,100 Bbls of oil per day.

  . Green River Basin. Located in southwestern Wyoming, this area includes Cross Timbers properties in the Fontenelle area. Wells in this area have produced since the early 1970s from formations ranging in depth from 7,500 to 10,000 feet. The average 1999 net daily production for the underlying properties in this area estimated in the Reserve Report is approximately 30,500 Mcf of natural gas and 50 Bbls of oil per day.

                 Pro Forma Trust Distributions and Related Data

   The following table contains oil and natural gas sales volumes and average sales prices for production from the underlying properties and the calculation of trust distributable income:

  . for 1996, 1997 and 1998, based on historical net proceeds from the underlying properties. See the audited statements of revenues and direct operating expenses for the years ended December 31, 1996, 1997 and 1998 and the pro forma statement of distributable income for the year ended December 31, 1998 included in this prospectus.

  . for 1998, on an adjusted basis using the reduced development costs budgeted for 1999. Cross Timbers aggressively developed the underlying properties during 1996, 1997 and 1998, but intends to reduce development costs to approximately $12 million per year for the next four years. The "Adjusted 1998" data in the table are the same as the actual 1998 data, except for the effects of reducing development costs to $12 million. The "Adjusted 1998" data allow a comparison between the "Hypothetical 1999" data and the 1998 data, adjusted to show the effect of the expected reduced development expenditures during 1999.

  . for 1999, on a hypothetical basis using the assumptions and methods of calculation described under "Hypothetical Annual Cash Distributions." These calculations were made using hypothetical realized prices of $2.00 for natural gas and $11.75 for oil, which equates to a $10.00 posted oil price. The "Hypothetical 1999" data in the table are not a projection or forecast of the actual or estimated results from an investment in the trust units. They are intended only to demonstrate the calculation of distributable income based on assumed production levels, prices and costs. See "Hypothetical Annual Cash Distributions."

  "Trust distributable income per trust unit" for each year is a pro forma amount, assuming the net profits interests were conveyed to the trust prior to January 1, 1996 and that trust administrative expense was $300,000 annually.

                               Year Ended December 31,
                               -------------------------  Adjusted  Hypothetical
                                1996     1997     1998      1998        1999
                               -------  -------  -------  --------  ------------
                                   (in thousands, except per unit data)
Underlying Properties
 Sales Volumes:
   Natural gas (Mcf)..........  36,143   37,172   38,535   38,535      41,027
   Oil (Bbls).................     455      470      479      479         434
 Average Price:
   Natural gas (per Mcf)...... $  1.67  $  2.21  $  2.00  $  2.00     $  2.00
   Oil (per Bbl).............. $ 19.95  $ 20.63  $ 14.78  $ 14.78     $ 11.75
Calculation of Distributable
 Income
 Revenues:
   Natural gas sales.......... $60,502  $82,192  $77,124  $77,124     $82,054
   Oil sales..................   9,075    9,704    7,083    7,083       5,100
                               -------  -------  -------  -------     -------
     Total....................  69,577   91,896   84,207   84,207      87,154
                               -------  -------  -------  -------     -------
 Costs:
   Production and property
    taxes and transportation..   5,919    9,173    9,170    9,170       9,310
   Production expenses........  11,359   12,837   13,031   13,031      11,937
   Development costs..........  14,392   40,027   33,019   12,000      12,000
   Overhead...................   4,557    5,354    6,198    6,198       6,200
                               -------  -------  -------  -------     -------
      Total...................  36,227   67,391   61,418   40,399      39,447
                               -------  -------  -------  -------     -------
 Net proceeds.................  33,350   24,505   22,789   43,808      47,707
 Net profits percentage.......      80%      80%      80%      80%         80%
                               -------  -------  -------  -------     -------
 Trust royalty income.........  26,680   19,604   18,231   35,046      38,166
 Trust administrative
  expense.....................     300      300      300      300         300
                               -------  -------  -------  -------     -------
 Trust distributable income... $26,380  $19,304  $17,931  $34,746     $37,866
                               =======  =======  =======  =======     =======
 Trust distributable income
  per trust unit.............. $  0.66  $  0.48  $  0.45  $  0.87     $  0.95
                               =======  =======  =======  =======     =======

                               The Offering

Trust units offered by Cross
Timbers...................       15,000,000

Trust units outstanding...       40,000,000

Use of proceeds...........       Cross Timbers will receive all net proceeds
                                 from this offering, which will be used to repay indebtedness under its revolving credit facility.

NYSE symbol...............       HGT


                         Investing in Trust Units

   Investing in these trust units differs from investing in corporate stock in the following ways:

  .  trust unitholders have limited voting rights;

  . trust unitholders are taxed directly on their proportionate share of trust net income;

  . trust unitholders are entitled to federal income tax depletion deductions and tax credits;

  .  substantially all trust income must be distributed to trust unitholders;
     and

  . trust assets are limited to the net profits interests which have a finite economic life.

                                  RISK FACTORS

Trust Distributions Will Be Sensitive to Changing Oil and Natural Gas Prices

   The trust's monthly cash distributions are highly dependent upon the prices realized from the sale of oil and, in particular, natural gas. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the trust and Cross Timbers. These factors include, among others:

  .  weather conditions;

  .  the supply and price of foreign oil and natural gas;

  .  the level of consumer product demand;

  .  worldwide economic conditions;

  .  political conditions in the Middle East;

  .  government regulations;

  .  the price and availability of alternative fuels;

  .  the proximity to, and capacity of, transportation facilities; and

  .  worldwide energy conservation measures.

   Lower oil and natural gas prices may reduce the amount of oil and natural gas that is economic to produce and reduce net profits available to the trust. The volatility of energy prices reduces the accuracy of estimates of future cash distributions to trust unitholders.

Trust Distributions Are Affected by Production and Development Costs

   Production and development costs on the underlying properties are deducted in the calculation of the trust's share of net proceeds. Accordingly, higher or lower production and development costs will directly decrease or increase the amount received by the trust for its net profits interests. For a summary of these costs for the last three years, see "The Net Profits Interests and the Underlying Properties--Pro Forma Distributable Income and Oil and Natural Gas Sales Volumes."



   If development and production costs of underlying properties located in a particular state exceed the proceeds of production from the properties, the trust will not receive net proceeds for those properties until future proceeds from production in that state exceed the total of the excess costs plus accrued interest during the deficit period. Development activities may not generate sufficient additional revenue to repay the costs.

Trust Reserve Estimates Are Uncertain

   The value of the trust units will depend upon, among other things, the reserves attributable to the trust's net profits interests. Estimating reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Petroleum engineers consider many factors and make assumptions in estimating reserves. Those factors and assumptions include:

  . historical production from the area compared with production rates from other producing areas;

  .  the assumed effect of governmental regulation; and

  . assumptions about future commodity prices, production and development costs, severance and excise taxes, and capital expenditures.

Changes in these assumptions can materially change reserve estimates.

   The trust's reserve quantities and revenues are based on estimates of reserves and revenues for the underlying properties. The method of allocating a portion of those reserves to the trust is complicated because the trust holds an interest in net profits and does not own a specific percentage of the oil and natural gas reserves. See "The Net Profits Interests and the Underlying Properties--Oil and Natural Gas Reserves--Proved Reserves" for a discussion of the method of allocating proved reserves to the trust.


Production Risks Can Adversely Affect Trust Distributions

   The occurrence of drilling, production or transportation accidents at any of the underlying properties will reduce trust distributions by the amount of uninsured costs. These accidents may result in personal injuries, property damage, damage to productive formations or equipment and environmental damages.

The Trust Does Not Control Operations and Development

    Neither the trustee nor the trust unitholders can influence or control the operation or future development of the underlying properties. Cross Timbers is unable to significantly influence the operations or future development of the underlying properties that it does not operate, which contain about 10% of the proved reserve value of all underlying properties.

   The current operators of the underlying properties, including Cross Timbers, are under no obligation to continue operating the properties. Cross Timbers can sell any of the underlying properties that it operates and relinquish the ability to control or influence operations. Neither the trustee nor trust unitholders have the right to replace an operator.

Cross Timbers May Transfer or Abandon Underlying Properties

   Although it has no current intention of selling any of the underlying properties, Cross Timbers may at any time transfer all or part of the underlying properties. You will not be entitled to vote on any transfer, and the trust will not receive any proceeds of the transfer. Following any material transfer, the underlying properties will continue to be subject to the net profits interests of the trust, but the net proceeds from the transferred property would be calculated separately and paid by the transferee. The transferee would be responsible for all of Cross Timbers' obligations relating to the net profits interests on the portion of the underlying properties transferred, and Cross Timbers would have no continuing obligation to the trust for those properties.

   Cross Timbers and any transferee may abandon any well or property if it believes that the well or property can no longer produce in commercially economic quantities. This could result in termination of the net profits interest relating to the abandoned well.

Net Profits Interest Can Be Sold or the Trust May Be Terminated

   The trustee must sell the net profits interests if the holders of 80% or more of the trust units approve the sale or vote to terminate the trust. The trustee must also sell the net profits interests if the annual gross proceeds from the underlying properties are less than $1 million for each of two consecutive years after 1999. Sale of all the net profits interests will terminate the trust. The net proceeds of any sale will be distributed to the trust unitholders.

Cross Timbers May Dispose of Remaining Trust Units

   Cross Timbers currently owns 100% of the trust units and will sell 37.5% of the trust units in this offering, or 43% if the underwriters' over-allotment option is exercised in full. Cross Timbers has granted options to its executive officers to purchase $12 million of its retained trust units at the initial public offering price. It may use some or all of the remaining trust units it owns for a number of corporate purposes, including:

  .  selling them for cash; and

  . exchanging them for interests in oil and natural gas properties or securities of oil and natural gas companies.

   If Cross Timbers sells additional trust units or exchanges trust units in connection with acquisitions or if Cross Timbers executives acquire trust units upon exercise of options, then additional trust units will be available for sale in the market. Cross Timbers expects these additional trust units to increase market liquidity, but cannot presently determine whether they will impact the market price for trust units. The release of these additional trust units into the public market may cause the market price to decrease. See "Selling Trust Unitholder."

Cross Timbers Will Receive Payments Deducted from Net Proceeds

   Cross Timbers and some of its affiliates receive payments under existing contracts for services relating to the underlying properties. Payments to Cross Timbers and its affiliates will be deducted in determining net proceeds payable to the trust. This will reduce the amounts available for distribution to the trust unitholders. These payments will include:


  . payments to Cross Timbers for production and development costs to operate wells;

  . payments to Cross Timbers affiliates for marketing, gathering, processing and transportation services; and

  . overhead fees to operate the underlying properties, which include accounting and other administrative functions.

   In addition to providing services, Cross Timbers affiliates purchase production from the underlying properties. Approximately two-thirds of 1998 oil and natural gas sales from the underlying properties were made to Cross Timbers affiliates.

   Cross Timbers believes that the terms of these contracts are competitive with those that could be obtained from unrelated third parties. Cross Timbers is permitted under the conveyance agreements creating the net profits interests to enter into new contracts without any negotiations or other involvement by independent third parties. Provisions in the conveyance agreements, however, require that

  . future contracts with affiliates relating to transportation, processing or marketing of oil and natural gas cannot materially exceed charges prevailing in the area for similar services; and

  . future oil and natural gas sales contracts with affiliates must provide that the affiliates retain not more than 2% of the proceeds from the sale of production by the affiliates.


Cross Timbers Will Have Potential Conflicts of Interest

   Because Cross Timbers has interests in oil and natural gas properties not included in the trust, the interests of Cross Timbers and the trust unitholders may not always be in common. For example,

  . in setting budgets for development and production expenditures for Cross Timbers' properties, including the underlying properties, Cross Timbers may make decisions that could adversely affect future production from the underlying properties;

  . Cross Timbers could continue to operate an underlying property and earn an overhead fee even though abandonment of the property might be more beneficial to trust unitholders; and

  . Cross Timbers could decide to sell or abandon some or all of the underlying properties, and that decision may not be in the best interests of the trust unitholders.

  Except for specified matters that require approval of the trust unitholders described in "Description of the Trust Indenture," the documents governing the trust do not provide a mechanism for resolving these conflicting interests.

Trust Unitholders Will Have Limited Voting Rights

   Your voting rights as a trust unitholder are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for an annual or other periodic re-election of the trustee.

   Additionally, trust unitholders have no voting rights in Cross Timbers and therefore will have no ability to influence its operations of the underlying properties.

Trust Unitholders Will Have Limited Ability to Enforce Rights

   The trust indenture does not provide you with any right to compel the trustee to take action against Cross Timbers or any other future owner of the underlying properties to honor the net profits interests. Rather, the trust indenture and related trust law permit the trustee and the trust to bring those claims. If the trustee does not take appropriate action to enforce provisions of the net profits interests, your recourse as a trust unitholder would likely be limited to bringing a lawsuit against the trustee to compel the trustee to take specified actions.

Limited Liability of Trust Unitholders Is Uncertain

   Texas law is not clear whether a trust unitholder could be held personally liable for the trust's liabilities if those liabilities exceeded the value of the trust's assets. Cross Timbers believes it is highly unlikely the trust could incur such excess liabilities.

   As a royalty interest, the trust's net profit interest is generally not subject to operational and environmental liabilities and obligations. The trust conducts no active business that would give rise to other business liabilities.

   The trustee has limited ability to incur obligations on behalf of the trust. The trustee must ensure that all contractual liabilities of the trust are limited to claims against the assets of the trust. The trustee will be liable for its failure to do so.

Cross Timbers' Liability to the Trust Is Limited

   The net profits interest conveyance provides that Cross Timbers will not be liable to the trust for performing its duties in operating the underlying properties as long as it acts in good faith. Cross Timbers has no fiduciary duty to protect the interests of the trust.

Amendment of the Trust Indenture Requires Supermajority Vote

   Trust unitholders may amend the trust indenture by a vote of the holders of 80% or more of the outstanding trust units. Any amendment will be binding on you, regardless of whether you voted for or against the amendment. Some provisions of the trust indenture cannot be amended without the consent of all trust unitholders. See "Description of the Trust Indenture--Creation and Organization of the Trust; Amendments."

Trust Assets Are Depleting Assets

   The net proceeds payable to the trust are derived from the sale of depleting assets. Accordingly, the portion of the distributions to trust unitholders attributable to depletion may be considered a return of capital. The reduction in proved reserve quantities is a common measure of the depletion. Future maintenance and development projects on the underlying properties will affect the quantity of proved reserves. The timing and size of these projects will depend on the market prices of oil and natural gas. If operators of the properties do not implement additional maintenance and development projects, the future rate of production decline of proved reserves may be higher than the rate currently expected by Cross Timbers. For federal income tax purposes, depletion is reflected as a deduction, which is anticipated to be $0.73 per trust unit in 1999, based on a trust unit purchase price of $9.00. See "Federal Income Tax Consequences--Royalty Income and Depletion."

Tax Considerations

   The trust has received an opinion of tax counsel that the trust is a "grantor trust" for federal income tax purposes. This means that:

  . you will be taxed directly on your pro rata share of the net income of the trust, regardless of whether all of that net income is distributed to you;

  . you will be allowed (1) depletion deductions equal to the greater of percentage depletion or cost depletion, computed on the tax basis of your trust units and (2) your pro rata share of other deductions of the trust; and

  . you will be allowed the tax credit for your share of qualifying natural gas production from tight sands provided under Section 29 of the Internal Revenue Code, subject to limitations described in this prospectus.

See "Federal Income Tax Consequences."

   Tax counsel believes that its opinion is in accordance with the present position of the Internal Revenue Service (the "IRS") regarding grantor trusts. Neither Cross Timbers nor the trustee has requested a ruling from the IRS regarding these tax questions. Neither Cross Timbers nor the trust can assure you that they would be granted such a ruling if requested or that the IRS will continue this position in the future.

   Trust unitholders should be aware of possible state tax implications of owning trust units. See "State Tax Considerations."

                           FORWARD-LOOKING STATEMENTS

   Some statements made by Cross Timbers in this prospectus under "Hypothetical Annual Cash Distributions," statements pertaining to future development activities and costs, and other statements contained in this prospectus are prospective and constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. The most significant risks, uncertainties and other factors are discussed under "Risk Factors" above.

                                USE OF PROCEEDS

   The trust will not receive any proceeds from the sale of the trust units. Cross Timbers will receive all proceeds from the sale of trust units after deducting underwriting discounts and costs of the offering paid by Cross Timbers. The estimated net proceeds will be approximately $ , and will
increase to $   if the underwriters exercise their over-allotment option in full. Cross Timbers intends to apply the net proceeds from the offering to repay outstanding indebtedness under its bank revolving credit facility. The facility bears interest at a floating rate based on LIBOR, currently 6.5%, and matures on June 30, 2003. Cross Timbers incurred its bank debt to finance recent acquisitions of oil and natural gas producing properties, purchases of equity securities of other energy companies, repurchases of Cross Timbers common stock, and development expenditures.

                               CROSS TIMBERS

   Cross Timbers Oil Company is a leading United States independent energy company. It engages in the acquisition, development and exploration of oil and natural gas properties, and in the production, processing, marketing and transportation of oil and natural gas in the United States. Cross Timbers organized the trust in December 1998 and conveyed the net profits interests to the trust in exchange for all of the trust units. Cross Timbers continues to own the underlying properties from which the net profits interests were conveyed.

   Cross Timbers has granted to its executive officers options to purchase up to $12 million of its retained trust units at the initial public offering price. The executive officers will not receive any trust distributions until their options are exercised.

   Cross Timbers may form additional royalty trusts with other properties. It may in the future dispose of some or all of the trust units of the Hugoton Royalty Trust or any of the other royalty trusts. See "Risk Factors--Cross Timbers May Dispose of Remaining Trust Units."

                                   THE TRUST

    The trust was formed in December 1998 by execution of the trust indenture between NationsBank, N.A., as trustee, and Cross Timbers. In connection with the formation of the trust, Cross Timbers carved the net profits interests from the underlying properties and conveyed the net profits interests to the trust in exchange for all 40,000,000 of the trust units.

   The trustee can authorize the trust to borrow money to pay trust administrative or incidental expenses that exceed cash held by the trust. The trustee may authorize the trust to borrow from the trustee as a lender. Because the trustee is a fiduciary, the terms of the loan must be fair to the trust unitholders. The trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the trust at least equals amounts paid by the trustee on similar deposits.

   The trust will pay the trustee a fee of $35,000 per year and a fee of $15,000 for services to terminate the trust. The trust will also incur legal, accounting and engineering fees, printing costs and other expenses that are deducted from the 80% of net proceeds received by the trust before distributions are made to trust unitholders.

                     HYPOTHETICAL ANNUAL CASH DISTRIBUTIONS

   The amount of trust revenues and cash distributions to trust unitholders will depend on (1) natural gas prices, (2) oil prices to a lesser extent, (3) the volume of oil and natural gas produced and sold and (4) production, development and other costs. Cross Timbers prepared the following unaudited tables, which demonstrate the hypothetical effect that changes in the prices for oil and natural gas could have on trust distributions. The following tables show:

  . the hypothetical cash distributions per trust unit for calendar year 1999 on the accrual or production basis;

  . the resulting hypothetical cash distributions per trust unit as a percentage of the purchase price of the trust unit ("Hypothetical Pre-Tax Cash Returns"); and

  . the resulting hypothetical cash return following payment of all federal income tax, net of available deductions and credits, at the highest individual tax rate of 39.6% ("Hypothetical After-Tax Cash Returns").

   The tables are based on:

  .  an assumed purchase price of $9.00 per trust unit;

  . various hypothetical oil and natural gas sales prices, which were chosen solely for illustrative purposes and without reference to any historical prices;

  .  1999 production, as estimated in the Reserve Report; and

  . the other assumptions described below under "How the Hypothetical Tables Were Prepared."

    The tables are not a projection or forecast of the actual or estimated results from an investment in the trust units. The purpose of the tables is to illustrate the sensitivity of cash distributions and hypothetical cash returns to changes in the prices of oil and natural gas. There is no assurance that the assumptions described below will actually occur or that the prices of oil or natural gas will not decline or increase by amounts different from those shown in the tables.

    Due to the seasonal demand for natural gas, the amount of monthly cash distributions from the trust is expected to vary during the year. Month-to-month distributions will also vary based on the timing of development expenditures and the net proceeds, if any, generated by development projects.

   As a result of typical production declines for oil and natural gas properties, production estimates generally decrease from year to year. Accordingly, the hypothetical cash distributions for 1999 production do not indicate the amount of distributions for future years. Because payments to the trust will be generated by depleting assets, a portion of each distribution may represent a return of your original investment.

              Hypothetical Cash Distributions Per Trust Unit

                       For Estimated 1999 Production

                                                      Hypothetical Wellhead
   Hypothetical Posted                                         Gas
   Oil Price per Bbl                                      Price per Mcf
   -------------------                               --------------------------
                                                     $1.50  $2.00  $2.50  $3.00
                                                     -----  -----  -----  -----
   $10.00........................................... $0.57  $0.95  $1.32  $1.70
    15.00...........................................  0.61   0.99   1.36   1.74
    20.00...........................................  0.65   1.03   1.40   1.78
    25.00...........................................  0.69   1.07   1.44   1.82

        Hypothetical Pre-Tax Cash Returns at a Trust Unit Price of $9.00
                         For Estimated 1999 Production

                                                      Hypothetical Wellhead
   Hypothetical Posted                                         Gas
   Oil Price per Bbl                                      Price per Mcf
   -------------------                               --------------------------
                                                     $1.50  $2.00  $2.50  $3.00
                                                     -----  -----  -----  -----
   $10.00...........................................   6.3%  10.6%  14.7%  18.9%
    15.00...........................................   6.8   11.0   15.1   19.3
    20.00...........................................   7.2   11.4   15.6   19.8
    25.00...........................................   7.7   11.9   16.0   20.2

       Hypothetical After-Tax Cash Returns at a Trust Unit Price of $9.00
                         For Estimated 1999 Production

                                                      Hypothetical Wellhead
   Hypothetical Posted                                         Gas
   Oil Price per Bbl                                      Price per Mcf
   -------------------                               --------------------------
                                                     $1.50  $2.00  $2.50  $3.00
                                                     -----  -----  -----  -----
   $10.00...........................................   7.2%   9.8%  12.3%  14.9%
    15.00...........................................   7.6   10.1   12.6   15.1
    20.00...........................................   7.8   10.3   12.8   15.3
    25.00...........................................   8.1   10.7   13.1   15.7

   The following table shows the calculation of hypothetical 1999 cash distributions per trust unit, pre-tax and after-tax cash returns, based on the assumptions described below under "How the Hypothetical Tables Were Prepared" and assuming a $10.00 per Bbl posted West Texas Intermediate crude oil price ($11.75 realized), a $2.00 per Mcf wellhead natural gas price and a $9.00 trust unit purchase price:

                   Hypothetical 1999 Cash Distributions

                                                              (in thousands)
Trust Distributable Income:
  Natural gas (41,027 MMcf)..................................    $82,054
  Oil (434 MBbls)............................................      5,100
                                                                 -------
    Total revenues...........................................     87,154
                                                                 -------
  Production and property taxes and transportation...........      9,310
  Production expenses........................................     11,937
  Development costs..........................................     12,000
  Overhead...................................................      6,200
                                                                 -------
    Total expenses...........................................     39,447
                                                                 -------
  Net Proceeds...............................................     47,707
  Net profits percentage.....................................         80%
                                                                 -------
  Trust royalty income.......................................     38,166
  Trust administrative expense...............................        300
                                                                 -------
  Trust distributable income.................................    $37,866
                                                                 =======


                                                                          Annual
                                                                           Cash
                                                                  Amount  Return
                                                                  ------  ------
Per Trust Unit (40,000,000 Trust Units):
  Total cash distributions....................................... $0.95    10.6%
  Cost depletion tax deduction................................... (0.73)
                                                                  -----
  Taxable income.................................................  0.22
  Income tax rate................................................  39.6%
                                                                  -----
  Income tax expense.............................................  0.09
  Section 29 tax credit.......................................... (0.02)
                                                                  -----
  Net tax........................................................  0.07
                                                                  -----
  Total cash distributions after tax............................. $0.88     9.8%
                                                                  =====

How the Hypothetical Tables Were Prepared

  Timing of Actual Distributions. In preparing the tables above, the revenues and expenses of the trust were calculated based on the terms of the conveyances creating the trust's net profits interests. These calculations are described under "Computation of Net Proceeds," except that amounts for the tables were calculated on an accrual or production basis rather than the cash basis prescribed by the conveyances. As a result, the proceeds for production for the final one or two months of 1999, and reflected in the tables above, will actually enter into the calculation of net proceeds to be received by the trust in 2000. Net proceeds from production during December 1998 will in fact be distributed from the trust in 1999. Accordingly, the hypothetical cash distributions attributable to 1999 production represent hypothetical cash distributions from the trust from February or March 1999 through January or February 2000.

  Production Estimates. Production estimates for 1999 are based on the Reserve Report. The Reserve Report assumed constant prices at December 31, 1998, based on a West Texas Intermediate crude oil price of $9.50 ($11.24 realized) per Bbl and the weighted average wellhead natural gas price at December 31, 1998 of $2.01 per Mcf. Production from the underlying properties for 1999 is estimated to be 434,000 Bbls of oil and 41,027,000 Mcf of natural gas. See "--Oil and Natural Gas Prices" below for a description of changes in production due to price variations. Sales for 1998 were 479,000 Bbls of oil and 38,535,000 Mcf of natural gas. For purposes of computing the amount of Section 29 tax credit, natural gas production from the underlying properties that qualify for the tight sands natural gas credit is estimated to be 2,752,000 Mcf during 1999 (1,376,000 Mcf net to the trust). Differing levels of production will result in different levels of distributions and cash returns.

  Oil and Natural Gas Prices. Oil prices shown in the above tables are hypothetical posted oil prices. Posted price is the price paid for oil at a specific point, unadjusted for gravity, quality and transportation and marketing costs. Published benchmark prices are typically based upon West Texas Intermediate crude, a light, sweet oil of a particular gravity. These prices differ from the average or actual price received for production from the underlying properties, which takes into account those factors. Differentials between posted oil prices and the prices actually received for the oil production may vary significantly due to market conditions. In the above tables, $1.75 per barrel is added to the hypothetical posted oil price to reflect these adjustments. This addition is based on the average difference between the posted price of West Texas Intermediate crude and the price received for production from the underlying properties during 1998. Pro forma average oil prices appearing in this prospectus have been adjusted for these differentials.

   Natural gas prices shown in the above tables are hypothetical wellhead prices for natural gas. Wellhead price is the net price received for natural gas and natural gas liquids after all deductions for transportation, marketing and gathering. The weighted average price of natural gas production from the underlying properties during 1998 was $2.00 per Mcf. This was approximately $0.25 below the average of the monthly closing NYMEX natural gas futures contract prices for the same period. However, if previously occurring location, quality and other differentials continue in the future, there may be more significant differences between the natural gas price received and the NYMEX price.

   The adjustments to posted oil prices and wellhead natural gas prices applied in the hypothetical distribution and cash return tables are based upon an analysis by Cross Timbers of the historic price differentials for production from the underlying properties with consideration given to gravity, quality and transportation and marketing costs that may affect these differentials in 1999. There is no assurance that these assumed differentials will recur in 1999.

   When oil and natural gas prices decline, the operators of the underlying properties may elect to reduce or completely suspend production. No adjustments have been made to estimated 1999 production to reflect potential reductions or suspensions of production.

  Production Expenses, Development Costs and Overhead. For 1999, Cross Timbers estimates production expenses to be $11.9 million, development costs to be $12 million and overhead to be $6.2 million. Overhead is the estimated fee for all properties operated by Cross Timbers that is deducted by Cross Timbers in calculating net proceeds. For a description of production expenses and development costs, see "Computation of Net Proceeds."

  Administrative Expense. Trust administrative expense for 1999 is assumed to be $300,000 ($0.0075 per trust unit). See "The Trust."

  Hypothetical After-Tax Cash Return. Because the net profits interests are a depleting asset, a portion of this return may be considered a return of your original investment. The portion that would be considered a return of original investment is not currently determinable. For a discussion of alternative ways of measuring the depletion of oil and natural gas assets, see "Risk Factors--Trust Assets Are Depleting Assets."

   The Hypothetical After-Tax Cash Returns on annual hypothetical cash distributions were computed by:

  . determining the amount of federal income tax that would be paid on the cash distributions at the highest individual marginal tax rate for 1999 of 39.6%, taking into account:

    -- a cost depletion tax deduction of $0.73 per trust unit; and

    -- a Section 29 tax credit of $0.02 per trust unit;

  .  subtracting this income tax amount from the annual cash distributions;
     and

  .  dividing the result by $9.00 per trust unit.

   Cost depletion is calculated by multiplying the assumed trust unit purchase price of $9.00 by the cost depletion rate of 8.1%. This rate was estimated by dividing estimated 1999 production by December 31, 1998 proved reserves estimated in the Reserve Report. Cost depletion is recaptured upon sale of the trust units, which results in the taxation of any gain on sale as ordinary income, as opposed to capital gain, up to the amount of cost depletion previously deducted.

   The Section 29 tax credit was based on estimated tight sands natural gas production of 1,376,000 Mcf for the net profits interests at $0.52 per MMBtu. The Section 29 tax credit will expire January 1, 2003.

  When the hypothetical distributions are less than $0.77 per trust unit, the Hypothetical After-Tax Cash Return would be the same or greater than the Hypothetical Pre-Tax Cash Return because of cost depletion and the Section 29 tax credit. In all instances, each trust unitholder is assumed to have a regular federal income tax liability sufficient to utilize the depletion deduction and the Section 29 tax credit. Alternative minimum tax implications have not been considered. The Section 29 tax credit cannot be used to reduce a trust unitholder's regular tax below his tentative minimum tax, calculated as provided in the alternative minimum tax computation rules. See "Federal Income Tax Consequences--Section 29 Tight Sands Natural Gas Tax Credit." The effect of state income taxes has not been taken into account in computing the Hypothetical After-Tax Cash Return. See "State Tax Considerations."

            THE NET PROFITS INTERESTS AND THE UNDERLYING PROPERTIES

General

   Cross Timbers created the net profits interests through three conveyances to the trust of 80% net profits interests carved from Cross Timbers' interests in properties in Kansas, Oklahoma and Wyoming. The net profits interests entitle the trust to receive 80% of the net proceeds from the sale of oil and natural gas attributable to the underlying properties. Net proceeds equal the gross proceeds received by Cross Timbers from the sale of production less property and production taxes, overhead fees and production and development costs. The small number of interests in underlying properties that are royalty and overriding royalty interests are not subject to production and development costs or overhead fees. For a more detailed description of net proceeds, see "Computation of Net Proceeds."

   Cross Timbers owns the underlying properties, subject to the net profits interests conveyed to the trust. Cross Timbers may, at any time, sell all or any portion of the underlying properties, subject to the net profits interests. It has no present intention to do so.

   Cross Timbers' interests in the underlying properties include its undivided interests in oil and natural gas leases and the production from existing and future wells on those leases. Cross Timbers' interests cover the leased acreage and wells drilled on that acreage. When Cross Timbers drills additional wells on the leased acreage covered by its interests, or when it deepens or opens new producing zones in existing wells, any production from those activities is attributable to the underlying properties. Accordingly, those activities, if successful, will increase or replace production from the underlying properties and increase revenues subject to the trust's net profits interest.

   Cross Timbers' interest in substantially all of the underlying properties is referred to in the oil and natural gas industry as a "working interest." A working interest is an interest of an oil and natural gas lease entitling its owner to receive a specified percentage of production, but requiring the owner to bear the cost of exploring for, developing and producing oil and natural gas from the property.

   Where the working interest is held by a number of persons on a single lease, a working interest owner is designated the lease operator by agreement. Cross Timbers operates approximately 90% of the underlying properties based on relative value, and major oil companies and established independent producers operate the rest. A lease operator controls operations on the lease, including the timing and amount of discretionary expenditures for operational and development activities. For that reason it is desirable to operate properties, and it is important that the operator be qualified and experienced.

Pro Forma Distributable Income and Oil and Natural Gas Sales Volumes

   The following table provides oil and natural gas sales volumes and average sales prices for production from the underlying properties and the calculation of distributable income (1) for the years ended December 31, 1996, 1997 and 1998, based on historical net proceeds from the underlying properties, (2) for the year ended December 31, 1998, adjusting development costs to $12 million as is budgeted for 1999, and (3) for the year ended December 31, 1999, on a hypothetical basis, as described under "Hypothetical Annual Cash Distributions."

                               Year Ended December 31,
                               -------------------------  Adjusted  Hypothetical
                                1996     1997     1998    1998(a)     1999(b)
                               -------  -------  -------  --------  ------------
                                   (in thousands, except per unit data)
Underlying Properties
 Sales Volumes:
   Natural gas (Mcf)..........  36,143   37,172   38,535   38,535      41,027
   Oil (Bbls).................     455      470      479      479         434
 Average Price:
   Natural gas (per Mcf)...... $  1.67  $  2.21  $  2.00  $  2.00     $  2.00
   Oil (per Bbl).............. $ 19.95  $ 20.63  $ 14.78  $ 14.78     $ 11.75
Calculation of Distributable
 Income
 Revenues:
   Natural gas sales.......... $60,502  $82,192  $77,124  $77,124     $82,054
   Oil sales..................   9,075    9,704    7,083    7,083       5,100
                               -------  -------  -------  -------     -------
     Total....................  69,577   91,896   84,207   84,207      87,154
                               -------  -------  -------  -------     -------
 Costs:
   Production and property
    taxes and transportation..   5,919    9,173    9,170    9,170       9,310
   Production expenses........  11,359   12,837   13,031   13,031      11,937
   Development costs..........  14,392   40,027   33,019   12,000      12,000
   Overhead...................   4,557    5,354    6,198    6,198       6,200
                               -------  -------  -------  -------     -------
     Total....................  36,227   67,391   61,418   40,399      39,447
                               -------  -------  -------  -------     -------
 Net proceeds.................  33,350   24,505   22,789   43,808      47,707
 Net profits percentage.......      80%      80%      80%      80%         80%
                               -------  -------  -------  -------     -------
 Trust royalty income.........  26,680   19,604   18,231   35,046      38,166
 Trust administrative
  expense.....................     300      300      300      300         300
                               -------  -------  -------  -------     -------
 Trust distributable
  income(c)................... $26,380  $19,304  $17,931  $34,746     $37,866
                               =======  =======  =======  =======     =======
 Trust distributable income
  per trust unit(c)........... $  0.66  $  0.48  $  0.45  $  0.87     $  0.95
                               =======  =======  =======  =======     =======

--------

(a) Based on the statement of revenues and direct operating expenses for the underlying properties for the year ended December 31, 1998, with the exception that development costs are assumed to be $12 million, as is budgeted for 1999.

(b) Based on the assumptions and methods of calculation described under "Hypothetical Annual Cash Distributions" and using hypothetical prices of $2.00 for natural gas and $10.00 ($11.75 realized) for oil. The hypothetical amounts are not a projection or forecast of the actual or estimated results from an investment in the trust units. They are intended only to demonstrate distributable income based on assumed prices and costs.

(c) On a pro forma basis, assuming the net profits interests were conveyed to the trust prior to January 1, 1996 and that trust administration expenses were $300,000 annually.


Discussion and Analysis of Pro Forma Distributable Income

   Trust royalty income from the net profits interests was $26,680,000 for 1996, $19,604,000 for 1997 and $18,231,000 for 1998. The changes in royalty income were primarily related to changes in volumes, prices and development costs. Natural gas sales were 89% of total revenues for the three-year period ended December 31, 1998. Trust royalty income is recorded when received by the trust, which is the month following receipt by Cross Timbers, and generally two months after the related oil and natural gas production.

   Volumes. Natural gas sales volumes from the underlying properties increased 3% from 1996 to 1997, and 4% from 1997 to 1998. Oil sales volumes from the underlying properties increased 4% from 1996 to 1997, and 2% from 1997 to 1998. The increases were primarily attributable to development projects.

   Prices. The average natural gas price increased 32% from $1.67 per Mcf in 1996 to $2.21 in 1997, and decreased 10% from 1997 to $2.00 in 1998. The 1996 prices were at the beginning of an upturn in natural gas prices that lasted through the summer of 1998. The average oil price increased 3% from $19.95 per Bbl in 1996 to $20.63 in 1997, and decreased 28% from 1997 to $14.78 in 1998.
The lower 1998 oil prices were caused by increased global production without a corresponding increase in consumption.

   Costs. Total costs deducted in the calculation of royalty income increased 86% from $36,227,000 in 1996 to $67,391,000 in 1997, followed by a 9% decrease to $61,418,000 in 1998. The primary reason for the fluctuation among the three years was the timing of development projects. Many of the underlying properties were purchased by Cross Timbers in 1995 and 1996, leading to large development expenditures in 1997 and 1998. Development costs rose 178% from $14,392,000 in 1996 to $40,027,000 in 1997, and decreased 18% to $33,019,000 in 1998 as development projects were completed. Cross Timbers expects development costs to be $12,000,000 per year for the next four years.

   Production expense rose 13% from $11,359,000 in 1996 to $12,837,000 in 1997, and increased 2% to $13,031,000 from 1997 to 1998. Most of the increase was related to the timing of major remedial projects such as workovers and subsurface maintenance and to increases in production volumes. On a per Mcfe basis, production costs declined from $0.32 in 1997 to $0.31 in 1998. Production and property taxes and transportation costs have generally fluctuated in relation to revenue levels.

   Overhead expenses charged to the underlying properties by Cross Timbers were $4,557,000 for 1996, $5,354,000 for 1997 and $6,198,000 for 1998. Fluctuations
resulted from changes in the number of active operated wells and the increase in overhead rates per well.

Producing Acreage and Well Counts

   For the following data, "gross" refers to the total wells or acres in which Cross Timbers owns a working interest and "net" refers to gross wells or acres multiplied by the percentage working interest owned by Cross Timbers. Although many of Cross Timbers' wells produce both oil and natural gas, a well is categorized as an oil well or a natural gas well based upon the ratio of oil to natural gas production.

   The underlying properties are interests in developed properties located primarily in natural gas producing regions of Kansas, Oklahoma and Wyoming. The following is a summary of the approximate producing acreage of the underlying properties at December 31, 1998. Undeveloped acreage is not significant.

                                                                  Gross    Net
                                                                 ------- -------
Hugoton Area.................................................... 217,590 200,390
Anadarko Basin.................................................. 152,042 113,946
Green River Basin...............................................  42,654  28,841
                                                                 ------- -------
Total........................................................... 412,286 343,177
                                                                 ======= =======

   The following is a summary of the producing wells on the underlying properties as of December 31, 1998:

                                         Operated    Non-Operated
                                           Wells        Wells          Total
                                       ------------- ------------- -------------
                                       Gross   Net   Gross   Net   Gross   Net
                                       ----- ------- ------------- ----- -------
Natural gas........................... 1,005   913.5    253   59.8 1,258   973.3
Oil...................................   140   124.1      7    1.5   147   125.6
                                       ----- -------  ----- ------ ----- -------
Total................................. 1,145 1,037.6    260   61.3 1,405 1,098.9
                                       ===== =======  ===== ====== ===== =======

   The following is a summary of the number of development wells drilled by Cross Timbers on the underlying properties during the years indicated:

                                                     Year Ended December 31
                                                --------------------------------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                Gross Net  Gross Net  Gross Net
                                                ----- ---- ----- ---- ----- ----
Completed:
 Natural gas wells (a).........................   39  30.9   79  68.8   64  43.7
 Oil wells.....................................    2   2.0    1   1.0  --    --
Non-productive.................................  --    --     2   1.5    1   1.0
                                                 ---  ----  ---  ----  ---  ----
Total (b)......................................   41  32.9   82  71.3   65  44.7
                                                 ===  ====  ===  ====  ===  ====

--------

(a) One gross (0.5 net) natural gas well drilled in 1997 was an exploratory well.
(b) Included in totals are 9 gross (3.2 net) in 1996, 8 gross (1.5 net) in 1997 and 25 gross (8.8 net) in 1998 wells drilled on non-operated interests.

Oil and Natural Gas Sales Prices and Production Costs

   The following table shows the average sales prices per Bbl of oil and Mcf of natural gas produced and the production costs, production and property taxes and transportation costs per Mcfe for the underlying properties:

                                                        Year Ended December 31
                                                        -----------------------
                                                         1996    1997    1998
                                                        ------- ------- -------
Sales prices:
 Natural gas (per Mcf)................................  $  1.67 $  2.21 $  2.00
 Oil (per Bbl)........................................    19.95   20.63   14.78
Production costs per Mcfe.............................     0.29    0.32    0.31
Production and property taxes and transportation costs
 per Mcfe.............................................     0.15    0.23    0.22

Major Producing Areas

 Hugoton Area

   Natural gas was discovered in 1922 in the Hugoton area, the largest natural gas producing area in North America, covering parts of Texas, Oklahoma and Kansas with an estimated five million productive acres. The Permian-aged Chase formation is the major productive formation in the Hugoton area, ranging in depth from 2,700 to 2,900 feet. There are more than 7,200 Chase wells currently producing. More than 64 trillion cubic feet of natural gas have been produced from the Hugoton area.

   Additional productive formations in the Hugoton area include the Council Grove between 2,950 and 3,400 feet, the Chester between 6,350 and 6,700 feet and the Morrow between 6,000 and 6,300 feet. Cross Timbers is actively exploring and developing these additional formations on the underlying properties.

   Cross Timbers' projected 1999 net production from the underlying properties in the Hugoton area averages approximately 36,700 Mcf of natural gas per day and 40 Bbls of oil per day.

   Cross Timbers delivers approximately 70% of its Hugoton natural gas production to a gathering and processing system operated by a subsidiary. This system collects 71% of its throughput from underlying properties, which, in recent months, has been approximately 26,000 Mcf per day net to Cross Timbers' interest from 243 wells. The subsidiary purchases the natural gas from Cross Timbers at the wellhead, gathers and transports the natural gas to its plant, treats and processes the natural gas at the plant, and then transports it to the marketing pipelines. Cross Timbers sells the natural gas to the subsidiary under long-term contracts at a price equal to 80% to 85% of the price received by the subsidiary for the natural gas. The price is adjusted based upon the Btu content of the natural gas. The subsidiary sells the natural gas to a marketing affiliate of Cross Timbers based upon the average price of several published indices, but does not pay a marketing fee. The price paid by the marketing affiliate includes a deduction for any pipeline access fees incurred by the marketing subsidiary. Pipeline access fees currently are approximately $0.02 per Mcf.

   Other Hugoton natural gas production is delivered under a third party contract. Under the contract, Cross Timbers receives 74.5% of the net proceeds received from the sale of the residue natural gas and liquids.

   In the Hugoton area, Cross Timbers' development plans include:

  .  additional compression to lower line pressures;

  .  pumping unit installations;

  .  opening new producing zones of existing wells;

  .  drilling additional wells; and

  .  deeper drilling of existing wells to new producing zones.

   Cross Timbers plans to develop the Chase formation primarily through infill drilling of up to 40 wells in Kansas. If new legislation is enacted in Oklahoma allowing for reduced spacing and Cross Timbers receives regulatory approval, it will have approximately 200 potential infill well locations in Oklahoma. Cross Timbers also plans to develop the other formations, including the Council Grove, Chester, Morrow and St Louis formations that underlie the 79,500 net acres held by production by the Chase formation wells. Cross Timbers has participated in 3-D seismic shoots covering 30,000 acres of Cross Timbers' net acreage position beneath the Chase formation.

   Cross Timbers drilled 12 gross (10.9 net) wells in 1997, and 17 gross (10.5 net) wells in 1998, to the Chester, Council Grove and Chase formations, all of which were successfully completed.

 Anadarko Basin

   Cross Timbers' projected average 1999 daily production from the underlying properties in the Anadarko Basin is 45,000 Mcf of natural gas and 1,100 Bbls of oil. Two of the principal areas within this basin are the Major County area and the Elk City Field.

   Major County Area. Cross Timbers is one of the largest producers in the Ringwood, Northwest Okeene and Cheyenne Valley fields in Major County, Oklahoma. Projected average 1999 net daily natural gas production from the underlying properties is approximately 33,800 Mcf and oil production is approximately 920 Bbls.

   Oil and natural gas were first discovered in the Major County area in 1945. The fields in the Major County area are characterized by oil and natural gas production from a variety of structural and stratigraphic traps. Productive zones range from 6,500 to 9,400 feet and include the Oswego, Red Fork, Chester, Manning, Mississippian, Hunton and Arbuckle formations.

   A gathering subsidiary of the Company operates a 300-mile gathering system and pipeline in the Major County area. The gathering subsidiary and a third-party processor purchase natural gas produced at the wellhead from Cross Timbers and other producers in the area under life of production contracts. The gathering subsidiary gathers and transports the natural gas to a third-party processor, which processes the natural gas and pays Cross Timbers and other producers for at least 50% of the liquids processed. After the natural gas is processed, the gathering subsidiary transports the natural gas via a 26-mile pipeline to a connection with other pipelines. The gathering subsidiary sells the residue natural gas to the marketing subsidiary of Cross Timbers based upon the average price of several published indices. The gathering subsidiary pays this price to Cross Timbers less a gathering fee of $.313 per Mcf of residue natural gas. This gathering fee was previously approved by the Federal Energy Regulatory Commission when the gathering subsidiary was regulated. In recent months, the gathering system has been collecting approximately 25,500 Mcf per day from over 400 wells, 70% of which Cross Timbers operates. Estimated capacity of the gathering system is 40,000 Mcf per day. The gathering subsidiary also provides contract operating services to properties in Woodward County, collecting approximately 80,000 Mcf per month from 25 wells, for a historical average fee of approximately $.125 per Mcf.

   Cross Timbers also sells natural gas to its marketing subsidiary, which then sells the natural gas to third parties. The price paid to Cross Timbers is based upon the average price of several published indices, but does not include a deduction for any marketing fees. The price paid by the marketing affiliate includes a deduction for any transportation fees charged by the third party.

   Cross Timbers plans to develop the Major County area primarily through:

  .  mechanical treatments to stimulate production rates;

  .  opening new producing zones in existing wells;

  .  deepening existing wells to new producing zones; and

  .  drilling additional wells.

   Cross Timbers drilled 25 gross (20.3 net) wells in 1997, and 23 gross (16.3 net) wells in 1998, in the western portion of Major County, targeted at the Mississippian and Chester formations. All of these wells were successfully completed.

    Elk City Field. The Elk City Field is located in Beckham and Washita counties of Western Oklahoma. Projected average 1999 net production of underlying properties in the Elk City Field is approximately 4,200 Mcf of natural gas and 130 Bbls of oil per day.

   The Elk City Field was discovered in 1947 and has been extensively developed. Production is from the Hoxbar (9,500 feet), Atoka (13,100 feet) and Morrow (15,500 feet) zones. Cross Timbers has increased production primarily by adding mechanical treatments to stimulate production rates and opening new producing zones in existing wells. Opportunities remain for additional development in the field. Cross Timbers added significant additional reserves through recent recompletions to the Atoka Formation.

   A third party processes natural gas from the Elk City Field and pays Cross Timbers 80% of the proceeds received from the sale of the liquids. Cross Timbers sells the residue natural gas to its marketing subsidiary, which pays Cross Timbers the average price of several published indices.

 Green River Basin

    The Green River Basin is located in southwestern Wyoming. Cross Timbers' projected 1999 average net daily production from the underlying properties in the Fontenelle field is approximately 30,500 Mcf of natural gas and 50 Bbls of oil. Natural gas was discovered in the Fontenelle area in the early 1970s. The producing reservoirs are the Cretaceous-aged Frontier and Dakota sandstones at depths ranging from 7,500 to 10,000 feet.

   Cross Timbers markets the natural gas produced from the Fontenelle Unit and nearby properties, under three different marketing arrangements. Under the agreement covering 70% of the natural gas sold, Cross Timbers compresses the natural gas on the lease, transports it off the lease and compresses the natural gas again prior to entry into the natural gas plant pipeline. The pipeline transports the natural gas 35 miles to the natural gas plant, where the natural gas is processed, then redelivered to Cross Timbers and sold to Cross Timbers' marketing subsidiary. The owner of the natural gas plant and related pipeline charges Cross Timbers for operational fuel and processing. In 1998 the fuel charge was about 4% per MMBtu delivered and the processing fee was $0.0792 per MMBtu. In 1999 Cross Timbers anticipates the fuel charge to be 2.5% to 3% and the processing fee to be $0.05 per MMBtu. The marketing subsidiary then sells the residue natural gas based upon a spot sales price, and pays Cross Timbers the net proceeds that the marketing subsidiary receives. The marketing subsidiary does not receive a marketing fee. Condensate is sold at the lease to an independent third party at market rates. The natural gas not sold under the above arrangement is sold either under a similar arrangement where the fee is $.145 per MMBtu, or under a contract where Cross Timbers directly sells the natural gas to a third party on the lease at an adjusted index price.

   Cross Timbers drilled 35 gross (34 net) wells in 1997 and 16 gross (16 net) wells in 1998 in the Fontenelle Unit, all of which were successfully completed. During 1997, Cross Timbers installed additional pipeline compression to lower overall field operating pressures and improve overall field performance. Cross Timbers also completed an interconnect to another pipeline in the southeastern part of the Fontenelle field that added an additional market for natural gas.

   Potential development activities for the fields in this area include:

  .  additional compression to lower line pressures;

  .  opening new producing zones of existing wells;

  .  deepening existing wells to new producing zones; and

  .  drilling additional wells.

Oil and Natural Gas Reserves

   Miller & Lents estimated oil and natural gas reserves attributable to the net profits interests as of December 31, 1998. Numerous uncertainties are inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of the reserves may vary significantly from the original estimates.

   Miller & Lents calculated reserve quantities and revenues for the net profits interests from projections of reserves and revenues attributable to the combined interests of the trust and Cross Timbers in the underlying properties. Because the trust owns net profits interests and not a specific ownership percentage of the oil and natural gas reserve quantities, proved reserves for the trust's net profits interests are calculated by subtracting from 80% of proved reserves of the underlying properties, reserve quantities of a sufficient value to pay 80% of the future estimated production and development costs, excluding overhead. Accordingly, proved reserves for the net profits interests reflect quantities that are calculated after reductions for future costs and expenses based on the price and cost assumptions used in the reserve estimates.

   The standardized measure of discounted future net cash flows and changes in discounted cash flows presented below were prepared using assumptions required by the Financial Accounting Standards Board. These assumptions include the use of year-end prices for oil and natural gas and year-end costs for estimated future development and production expenditures to produce the proved reserves.

   Because natural gas prices are influenced by seasonal demand, use of year-end prices, as required by the Financial Accounting Standards Board, may not be the most accurate basis for estimating future revenues or reserve data. Future net cash flows are discounted at an annual rate of 10%. There is no provision for federal income taxes because future net revenues are not subject to taxation at the trust level.

   Oil prices used to determine the standardized measure at December 31, 1998 were based on West Texas Intermediate crude prices of $9.50 ($11.24 realized) per Bbl. The weighted average December 31, 1998 wellhead natural gas price used to determine the standardized measure was $2.01 per Mcf.

 Proved Reserves

   The following table shows proved reserves, proved developed reserves, future net revenues and discounted present value of future net revenues at December 31, 1998 for the underlying properties, 80% of the underlying properties and the net profits interests.

                                                             80% of      Net
                                                Underlying Underlying  Profits
                                                Properties Properties Interests
                                                ---------- ---------- ---------
                                                        (in thousands)
Proved reserves
  Natural gas (Mcf)............................   515,073    412,058   282,297
  Oil (Bbls)...................................     4,030      3,224     2,193
  Natural gas Equivalents (Mcfe)...............   539,253    431,402   295,455
Proved developed reserves
  Natural gas (Mcf)............................   435,328    348,262   249,215
  Oil (Bbls)...................................     3,368      2,694     1,934
  Natural gas Equivalents (Mcfe)...............   455,536    364,429   260,819
Future net revenues............................  $674,518   $539,615  $539,615
Present value discounted at 10% per annum......  $347,177   $277,742  $277,742

   The following table summarizes the changes in estimated pro forma proved reserves attributable to the net profits interests and the changes in estimated proved reserves of the underlying properties for the periods indicated. The data is presented assuming the underlying properties were acquired and the net profits interests were created prior to December 31, 1995 and the trust was formed at that date. Reserve estimates for underlying properties that Cross Timbers acquired between 1996 and 1998 are not available prior to the date acquired. For purposes of calculating quantities of estimated proved reserves of these properties as of December 31, 1995, 1996 and 1997, proved reserves are assumed to equal reserves at the acquisition date plus production between December 31, 1995, 1996 or 1997 and the acquisition date.

                                                        Net Profits Interests
                           Underlying Properties             (Pro Forma)
                         ---------------------------- ----------------------------
                                              Gas                          Gas
                           Gas     Oil    Equivalents   Gas     Oil    Equivalents
                          (Mcf)   (Bbls)    (Mcfe)     (Mcf)   (Bbls)    (Mcfe)
                         -------  ------  ----------- -------  ------  -----------
                                            (in thousands)
Balance, December 31,
 1995................... 445,836  4,442     472,488   251,306  2,481     266,192
  Revisions, extensions,
   discoveries and
   additions............  47,432    577      50,894    53,978    608      57,626
  Production............ (36,143)  (455)    (38,873)  (15,148)  (191)    (16,294)
                         -------  -----     -------   -------  -----     -------
Balance, December 31,
 1996................... 457,125  4,564     484,509   290,136  2,898     307,524
  Revisions, extensions,
   discoveries and
   additions............  68,837    180      69,917    (2,303)  (356)     (4,439)
  Production............ (37,172)  (470)    (39,992)   (8,809)  (111)     (9,475)
                         -------  -----     -------   -------  -----     -------
Balance, December 31,
 1997................... 488,790  4,274     514,434   279,024  2,431     293,610
  Revisions, extensions,
   discoveries and
   additions............  64,818    235      66,228    12,636   (122)     11,904
  Production............ (38,535)  (479)    (41,409)   (9,363)  (116)    (10,059)
                         -------  -----     -------   -------  -----     -------
Balance, December 31,
 1998................... 515,073  4,030     539,253   282,297  2,193     295,455
                         =======  =====     =======   =======  =====     =======

Proved Developed Reserves

Balance, December 31,
 1995................... 384,588  3,633     406,386   222,155  2,096     234,731
Balance, December 31,
 1996................... 401,784  3,966     425,580   259,281  2,564     274,665
Balance, December 31,
 1997................... 417,912  3,574     439,356   249,148  2,136     261,964
Balance, December 31,
 1998................... 435,328  3,368     455,536   249,215  1,934     260,819

   Cross Timbers expects to spend $12 million per year for the next four years to develop the underlying properties and expects that development activities will moderate the rate of decline of proved reserves.

 Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves

   The following table provides the summary calculation of the standardized measure of discounted future net cash flows of the underlying properties and net profits interests as of December 31, 1998:

                                                                          Net
                                                            Underlying  Profits
                                                            Properties Interests
                                                            ---------- ---------
                                                               (in thousands)
Future cash flows.......................................... $1,087,660 $595,301
Future costs:
  Production...............................................    364,930   55,686
  Development..............................................     48,212      --
                                                            ---------- --------
Future net cash flows......................................    674,518  539,615
10% discount factor........................................    327,341  261,873
                                                            ---------- --------
Standardized measure....................................... $  347,177 $277,742
                                                            ========== ========

Regulation

   Natural Gas Regulation. The availability, terms and cost of transportation significantly affect sales of natural gas. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including transportation rates, storage tariffs and various other matters, primarily by the Federal Energy Regulatory Commission ("FERC"). Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. The FERC's regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas.

   While natural gas prices are currently unregulated, Congress historically has been active in the area of natural gas regulation. Cross Timbers cannot predict whether new legislation to regulate natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on the operations of the underlying properties.

   Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at market prices. The FERC implemented regulations on January 1, 1995, to establish an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. Cross Timbers is not able to predict what effect, if any, these regulations might have.

   Environmental Regulation. Companies that are engaged in the oil and gas industry are affected by federal, state and local laws regulating the discharge of materials into the environment. Those laws may impact operations of the underlying properties. Cross Timbers believes that it is in substantial compliance with the environmental laws and regulations that apply to the operations of the underlying properties. Cross Timbers has not previously incurred material expenses in complying with environmental laws and regulations that affect its operations of the underlying properties. It does not currently expect that future compliance will have a material adverse effect on the trust or the monthly distributions.

   State Regulation. The various states regulate the production and sale of oil and natural gas, including imposing requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. States may regulate rates of production and may establish maximum daily production allowables from both oil and gas wells based on market demand or resource conservation, or both.

   Other Regulation. The Mineral Management Service of the United States Department of Interior is evaluating existing methods of settling royalties on federal and Native American oil and gas leases. A portion of the underlying properties, primarily those located in Wyoming, involve federal leases. Although the final rules could cause an increase in the federal royalties to be paid on these properties and, correspondingly, decrease the revenue to Cross Timbers and the trust from these properties, Cross Timbers does not believe that the proposed rule changes will have a significant detrimental effect on the distributions from the trust.

   The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to occupational safety, resource conservation and equal employment opportunity. Cross Timbers does not believe that compliance with these laws will have a material adverse effect upon the trust unitholders.

Title to Properties

   Cross Timbers believes that its title to the underlying properties is, and the trust's title to the net profits interest will be, good and defensible in accordance with standards generally accepted in the oil and gas industry.

   The underlying properties are typically subject, in one degree or another, to one or more of the following:

  . royalties, overriding royalties and other burdens, under oil and gas leases;

  . contractual obligations (including, in some cases, development obligations) arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;

  . liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements;

  . pooling, unitization and commutation agreements, declarations and orders; and

  . easements, restrictions, rights-of-way and other matters that commonly affect property.

   To the extent that these burdens and obligations affect Cross Timbers' rights to production and the value of production from the underlying properties, they have been taken into account in calculating the trust's interests and in estimating the size and the value of the reserves attributable to the net profits interests. Cross Timbers believes that the burdens and obligations affecting the underlying properties and the net profits interests are conventional in the industry for similar properties. Cross Timbers also believes that the burdens and obligations do not in the aggregate materially interfere with the use of the underlying properties and will not materially adversely affect the value of the net profits interests.

   Although the matter is not entirely free from doubt, Cross Timbers believes that the net profits interests should constitute real property interests under Oklahoma and Wyoming law, but not under Kansas law. Cross Timbers will record the conveyances in the appropriate real property records of Kansas, Oklahoma and Wyoming, the states in which the underlying properties are located. If during the term of the trust Cross Timbers should become a debtor in a bankruptcy proceeding, it is not entirely clear that the net profits interests would be treated as real property interests under the laws of Oklahoma and Wyoming, and they would not be so treated under Kansas law. If a determination were made in a bankruptcy proceeding that a net profits interest did not constitute a real property interest under applicable state law, it could be designated an executory contract. An executory contract is a term used, but not defined, in the federal bankruptcy code to refer to a contract under which the obligations of both the debtor and the other party are so unsatisfied that the failure of either to complete performance would constitute a material breach excusing performance by the other. If a net profits interest were designated an executory contract and rejected in the bankruptcy proceeding, Cross Timbers would not be required to perform its obligations under the net profits interest and the trust would seek damages as one of Cross Timbers' unsecured creditors. Although no assurance can be given, Cross Timbers does not believe that the net profits interests should be subject to rejection in a bankruptcy proceeding as executory contracts.

Marketing

    A subsidiary of Cross Timbers markets Cross Timbers' natural gas production and the natural gas output of the gathering and processing systems operated by other Cross Timbers subsidiaries. The natural gas is sold on a monthly basis to third parties for the best available price, although Cross Timbers occasionally enters into forward contracts for future deliveries. Oil production is generally marketed at the wellhead to third parties at the best available price. The marketing subsidiary may arrange to accumulate oil from a number of different locations and transport it to a central point where the greater volume will provide a higher price, net of the transportation costs. Cross Timbers arranges for some of its natural gas to be processed by unaffiliated third parties and markets the natural gas liquids from that processing in a similar manner as it markets its oil. The natural gas attributable to the underlying properties will be marketed under the existing sales contracts. Contracts covering production from the Major County area are for the life of the lease, and the contract for the majority of production from the Hugoton area expires in 2004. If new contracts are entered into with unaffiliated third parties, the proceeds from sales under those new contracts will be included in gross proceeds from the underlying properties. If new contracts are entered into with the marketing subsidiary, it may charge Cross Timbers a fee that may not exceed 2% of the sales price of the oil and natural gas received from unaffiliated third parties. The sales price is net of any deductions for transportation from the wellhead to the unaffiliated third parties and any gravity or quality adjustments.

Year 2000

   "Year 2000," or the ability of computer systems to process dates with years beyond 1999, affects almost all companies and organizations. Computer systems that are not Year 2000 compliant by January 1, 2000 may cause material adverse effects to companies and organizations that rely upon those systems. The trust's timely receipt of royalty income and disbursement of distributable income to trust unitholders will largely depend upon performance of computer systems of Cross Timbers, the trust's transfer agent and other third parties. These third parties include oil and natural gas purchasers and significant service providers such as natural gas plant and gathering system operators. Because the trust will not use the trustee's computer systems to any significant degree, the trustee's Year 2000 compliance should not significantly affect the trust.

   Cross Timbers is in the process of reviewing its computer systems and computer-controlled field equipment and making the necessary modifications for Year 2000 compliance. Cross Timbers has completed most of the modifications of its primary accounting and land computer programs and is currently testing these modifications. Some of Cross Timbers' critical field equipment, such as natural gas compressors, are partially controlled or regulated by embedded computer chips. Cross Timbers is in the process of reviewing this equipment. Remediation and testing of all Cross Timbers' computer systems and equipment is expected to be completed by June 1999. Based on its review, remediation efforts and the results of testing to date, Cross Timbers does not believe that timely modification of its computer systems for Year 2000 compliance represents a material risk to the trust. Cross Timbers' costs related to Year 2000 compliance efforts to date have not been material, and it expects that future costs will not be material. The trust will not incur any of Cross Timbers' Year 2000 costs.

   Cross Timbers has identified significant third parties whose Year 2000 compliance could affect Cross Timbers, and is in the process of formally inquiring about their Year 2000 status. Despite its efforts to assure that such third parties are Year 2000 compliant, Cross Timbers cannot provide assurance that all significant third parties will achieve compliance in a timely manner. A third party's failure to achieve Year 2000 compliance could have a material adverse effect on Cross Timbers' operations and cash flow, and therefore have a material adverse impact on timely trust distributions to trust unitholders. For example a third party might fail to deliver revenue related to the trust's net profits interest to Cross Timbers, or Cross Timbers might fail to deliver the income of the net profits interest to the trust. In these situations, the trustee would be unable to make distributions of those amounts to trust unitholders on a timely basis.The potential effect of Year 2000 non-compliance by third parties is currently unknown.

   Cross Timbers is currently developing contingency plans in the event of potential problems resulting from failure of Cross Timbers' or significant third parties' computer systems on January 1,

2000. No contingency plans have been completed to date. Cross Timbers expects these contingency plans to be completed by September 1999.

Litigation

   Cross Timbers is a defendant in two lawsuits that could, if adversely determined, decrease the net proceeds from certain of the underlying properties.

   A class action lawsuit, Booth, et al. v. Cross Timbers Oil Company, was filed on April 3, 1998 in the District Court of Dewey County, Oklahoma by royalty owners of natural gas wells in Oklahoma. The plaintiffs allege that since 1991 Cross Timbers has underpaid royalty owners as a result of
(1) reducing royalties for improper charges for production, marketing, gathering, processing and transportation costs and (2) selling natural gas through affiliated companies at prices less favorable than those paid by third parties. Cross Timbers believes that it has strong defenses to this lawsuit and intends to vigorously defend its position. However, if a judgment or settlement increased the amount of future royalty payments, the trust would bear its proportionate share of the increased royalties through reduced net proceeds. The amount of any reduction in net proceeds is not presently determinable, but is not expected to be material.

   A second lawsuit, United States of America ex rel. Grynberg v. Cross Timbers Oil Company, et al., was filed in the United States District Court for the Western District of Oklahoma. This action alleges that in computing royalties payable for natural gas produced from federal leases and lands owned by Native Americans, Cross Timbers has mismeasured the volume of natural gas and wrongfully analyzed its heating content. The suit, which was brought under the qui tam provisions of the U.S. False Claims Act, seeks treble damages for the unpaid royalties, with interest, civil penalties and an order for Cross Timbers to cease the allegedly improper measuring practices. This lawsuit is one of more than 75 suits filed nationwide by the same plaintiff alleging similar claims against over 300 producers and pipeline companies. Royalties paid by Cross Timbers for production from underlying properties on federal and Native American lands during 1998 totalled approximately $2.8 million. Cross Timbers believes that the allegations of this lawsuit are without merit. However, an order to change measuring practices or a related settlement could adversely affect the trust by reducing net proceeds in the future by an indeterminable amount.

  Damages relating to production prior to the formation of the trust will be borne by Cross Timbers.

                          COMPUTATION OF NET PROCEEDS

   The provisions governing the computation of the net proceeds are detailed and extensive. The following description of the net profits interests and the computation of net proceeds is subject to and qualified by the more detailed provisions of the conveyances of the net profits interests that are filed as exhibits to the registration statement. See "Available Information."

Net Profits Interests

   The net profits interests are defined net profits interests carved from the underlying properties. Each net profits interest entitles the trust to receive 80% of the net proceeds from the sale of oil and natural gas produced from the underlying properties.

   The amounts paid to the trust for the net profits interests are based on the definitions of "gross proceeds" and "net proceeds" set forth in the conveyances and described below. Under the conveyances, net proceeds are computed monthly (a "Computation Period"). Cross Timbers pays 80% of the aggregate net proceeds attributable to a Computation Period to the trust on or before the last business day of the month following the Computation Period. Cross Timbers will not pay to the trust interest on the net proceeds held by Cross Timbers prior to payment to the trust. The trustee makes distributions to trust unitholders monthly. See "Description of the Trust Units--Distributions and Income Computations."

   Net proceeds equal the excess of gross proceeds over production costs and excess production costs attributable to a prior Computation Period. For royalty and overriding royalty interests, production costs are zero.

   Gross proceeds means the amounts received by Cross Timbers from sales of oil and natural gas produced from the underlying properties, after deducting:

  . all general property (ad valorem), production, severance, sales, gathering, excise and other taxes and gathering costs if they are deducted or excluded from the proceeds of sales; and

  .  any payment made to the owner of an underlying property for

    -- natural gas not taken, but to the extent payments are allocated to natural gas taken in the future, payments are included, without interest, in gross proceeds when such natural gas is taken;

    -- damages, other than drainage or reservoir injury;

    -- rental for reservoir use; and

    -- payments in connection with the drilling of any well.

   Gross proceeds does not include (1) consideration for the transfer or sale of any underlying property by Cross Timbers or any subsequent owner to any new owner or (2) any amount for oil and natural gas lost in production or marketing or used by the owner of the underlying properties in drilling, production and plant operations. Gross proceeds includes payments for future production if they are not subject to repayment in the event of insufficient subsequent production.

   Production costs means, on a cash basis, generally the sum of:

  . all payments to mineral or landowners, such as royalties or other burdens against production, delay rentals, shut-in natural gas payments, minimum royalty or other payments for drilling or deferring drilling;

  . any taxes paid by the owner of an underlying property to the extent not deducted in calculating gross proceeds, including estimated and accrued ad valorem and other property taxes;

  . costs paid by the owner of an underlying property under any joint operating agreement;

  . all other costs, expenses and liabilities of exploring for, drilling, operating and producing oil and natural gas, including allocated expenses such as labor, vehicle and travel costs and materials;

  . costs or charges associated with gathering, treating and processing natural gas;

  .  certain interest costs;

  .  any overhead charge;

  . amounts previously included in gross proceeds but subsequently paid as a refund, interest or penalty;

  .  costs and expenses for renewals or extensions of leases; and

  . at the option of the owner of an underlying property, accruals for costs approved under authorizations for expenditure.

   As is customary in the oil and natural gas industry, Cross Timbers charges an overhead fee to operate the underlying properties. The operating activities include various engineering, accounting and administrative functions. The fee is based on a monthly charge per active operated well, and it totalled $6.2 million in 1998 for all underlying properties operated by Cross Timbers. The fee is adjusted annually and will increase or decrease each year based on changes in the year-end index of average weekly earnings of crude petroleum and natural gas workers.

   Excess production costs are the excess of production costs over gross proceeds, plus interest accrued at the prime rate. Therefore, if production costs exceed gross proceeds for a Computation Period, the trust will receive no payment for that period, and excess production costs will be carried over to the following month as a production cost in determining the excess of gross proceeds over production costs for that following month.

   Gross proceeds and production costs are calculated on a cash basis, except that certain costs, primarily ad valorem taxes and expenditures of a material amount, may be determined on an accrual basis. For convenience in complying with state tax laws, the net profits interests were created by three separate conveyances, one for each of Kansas, Oklahoma and Wyoming, the three states in which the underlying properties are located. Net proceeds are calculated separately for the underlying properties covered by each conveyance, so excess production costs in one state do not reduce net proceeds from the others.

    Cash distributions generally will include one month's net proceeds less related trustee expenses and administrative charges. However, the first distribution, which will be made in April 1999 to record holders as of March 31, 1999, will include net proceeds received, less trustee's expenses, during the period December 1, 1998 through February 28, 1999. This initial distribution will also be adjusted to exclude any development charges on the underlying properties incurred through December 31, 1998, which Cross Timbers will bear.

Additional Provisions

   If a controversy arises as to the sales price of any oil or natural gas, then for purposes of determining gross proceeds:

  . amounts withheld or placed in escrow by a purchaser are not considered to be received by the owner of the underlying property until actually collected;

  . amounts received by the owner of the underlying property and promptly deposited with a nonaffiliated escrow agent will not be considered to have been received until disbursed to it by the escrow agent; and

  . amounts received by the owner of the underlying property and not deposited with an escrow agent will be considered to have been received.

   The trust is not liable to the owner of the underlying properties or the operators for any operating, capital or other costs or liabilities attributable to the underlying properties. The trustee is not obligated to return any income received from the net profits interests. Any overpayments made to the trust due to adjustments to prior calculations of net proceeds or otherwise will reduce future amounts payable to the trust until Cross Timbers recovers the overpayments plus interest at the prime rate.

   The conveyances permit Cross Timbers to assign without the consent or approval of the trust unitholders all or any part of the underlying properties, subject to the net profits interests. The trust unitholders are not entitled to any proceeds of a transfer. Following a transfer, the underlying properties will continue to be subject to the net profits interests, and the net proceeds attributable to the transferred property will be calculated separately and paid by the transferee. The conveyances have been recorded in the appropriate real property records to give notice of the net profits interests to Cross Timbers' creditors and transferees.

   Upon notice from Cross Timbers, the trust is required to sell for cash net profits interests that relate to underlying properties which Cross Timbers is selling to an unaffiliated party. These types of sales may not exceed in any calendar year 1% of the discounted present value of estimated future net revenues for the proved reserves of the underlying properties allocated to the trust's net profits interests, as set forth in the most recent reserve report. The trust will receive 80% of the net proceeds from a sale.

   As an operator of an underlying property, Cross Timbers may enter into farmout, operating, participation, joint venture and other similar agreements covering the property if Cross Timbers believes it to be advantageous to the working interests owners of the property. The net profits interest held by the trust would then be calculated on the interest retained by Cross Timbers under the agreement and not on Cross Timbers' original interest before modification by the agreement. Cross Timbers may enter into any of these agreements without the consent or approval of the trustee or any trust unitholder. However, Cross Timbers' interest in entering into any of these types of agreements should be parallel with that of trust unitholders because of Cross Timbers' retained 20% net profits interest in the underlying properties.

   Cross Timbers and any transferee will have the right to abandon any well or property if it believes the well or property ceases to produce or is not capable of producing in commercially paying quantities. Upon termination of the lease, that portion of the net profits interests relating to the abandoned property will be extinguished.

   Cross Timbers must maintain books and records sufficient to determine the amounts payable for the net profits interests. Quarterly and annually, Cross Timbers must deliver to the trustee a statement of the computation of the net proceeds for each Computation Period. Cross Timbers will cause the annual computation of net proceeds to be audited. The audit cost will be borne by the trust.

                        FEDERAL INCOME TAX CONSEQUENCES

   This section summarizes the material federal income tax consequences of the ownership and sale of trust units. Many aspects of federal income taxation that may be relevant to a particular taxpayer or to certain types of taxpayers subject to specific tax treatment are not addressed. In addition, the tax laws can and do change regularly and any future changes could have an adverse effect on the ownership or sale of trust units. The trust will not request advance rulings from the IRS dealing with the tax consequences of ownership of trust units but will rely on the opinion of Butler & Binion, L.L.P. ("Tax Counsel") regarding the classification of the trust and certain federal income tax consequences described below, which will be confirmed at the time of the closing. Tax Counsel believes that its opinion is in accordance with the present position of the IRS regarding grantor trusts. The tax opinion is not binding on the IRS or the courts, however, and no assurance can be given that the IRS or the courts will agree with the opinion.

Summary of Legal Opinions

   Tax Counsel is of the opinion that, for federal income tax purposes,

  . the trust will be treated as a grantor trust and not a business entity taxable as a partnership or a corporation,

  . the income from the net profits interests will be royalty income subject to an allowance for depletion, and

  . subject to the limitations described below, a trust unitholder will be allowed a Section 29 tax credit with respect to his share of qualifying natural gas production from tight sands attributable to the net profits interests.

Tax Counsel advises that, unless noted otherwise, legal conclusions stated in this section constitute the opinion of Tax Counsel.

   No ruling is being requested from the IRS with respect to the trust or trust unitholders. Therefore, the IRS could challenge the opinions and statements set forth herein (which do not bind the IRS or the courts), and the IRS could win in court if it did challenge these matters.

Classification and Taxation of the Trust

   In the opinion of Tax Counsel, under current law, the trust will be taxable as a grantor trust and not as a business entity. As a grantor trust, the trust will not be subject to tax at the trust level. For tax purposes, the grantors, who in this case are the trust unitholders, will be considered to own the trust's income and principal as though no trust were in existence. A grantor trust simply files an information return, reporting all items of income, credit or deductions which must be included in the tax returns of the trust unitholders based on their respective accounting methods and taxable years without regard to the accounting method and tax year of the trust. If, contrary to the opinion of Tax Counsel, the trust was determined to be an unincorporated business entity, it would be taxable as a partnership unless it elected to be taxed as a corporation. The principal tax consequence of the trust's being treated as a partnership for tax purposes would be that all trust unitholders would report their share of income from the trust on the accrual method of accounting regardless of their own method of accounting.

Direct Taxation of Trust Unitholders

   Since the trust will be treated as a grantor trust for federal income tax purposes, each trust unitholder will be taxed directly on his share of trust income and will be entitled to claim his share of trust deductions. Each trust unitholder will recognize taxable income when the trust receives or accrues it, even if it is not distributed until later. Trust unitholders will report their trust income and expenses consistent with their method of accounting and their tax year.

Reporting of Trust Income and Expenses

   The trustee intends to treat each royalty payment it receives as the taxable income of the trust unitholders who own trust units on the day of receipt (i.e., the last business day of each calendar month). Similarly, the trustee intends to pay expenses only on the day it receives a royalty payment and to treat all expenses paid on a royalty receipt day as the expenses of the trust unitholder to whom the royalty income received on that date is distributed. In most cases, therefore, the income and expenses of the trust for a period will be reported as belonging to the trust unitholder to whom the distribution for that period is made and the amount of the distribution for a trust unit will generally equal the net income allocated to that trust unit, determined without regard to depletion. This correlation may not exist if, for example, the trustee were to establish a cash reserve to pay estimated future expenses or pay an expense with borrowed funds. Moreover, it is possible that the IRS would attempt to impute income to persons who are trust unitholders when a royalty payment on the net profits interests accrued, to disallow the deduction of administrative expenses to persons who were not trust unitholders when the expenses were incurred, or both. If the IRS were successful, trust income might be taxed to trust unitholders other than those who received the distribution relating to that income. Also, an accrual basis trust unitholder might realize royalty income in a tax year earlier than that reported by the trustee.

Royalty Income and Depletion

   In the opinion of Tax Counsel, the income from the net profits interests will be royalty income qualifying for an allowance for depletion. The depletion allowance must be computed separately by each trust unitholder for each oil or gas property (within the meaning of Section 614 of the Internal Revenue Code of 1986, as amended (the "Code")). Tax Counsel understands that the IRS is presently taking the position that a net profits interest carved from multiple properties is a single property for depletion purposes. Accordingly, the trust intends to take the position that each net profits interest transferred to the trust by a conveyance is a single property for depletion purposes. It would change this position if a different method were established by the IRS or the courts.

   The deduction for depletion is determined annually and is the greater of cost depletion or, if allowable, percentage depletion. Royalty income from production attributable to trust units owned by "independent producers" will qualify for percentage depletion. An individual or entity with production of the equivalent of 1,000 barrels of oil per day or less is an "independent producer." Percentage depletion is a statutory allowance equal to 15% of the gross income from production from a property, subject to a net income limitation of 100% of the taxable income from the property, computed without regard to depletion deductions and certain loss carrybacks. The depletion deduction attributable to percentage depletion for a taxable year is limited to 65% of the taxpayer's taxable income for the year before allowance of "independent producers" percentage depletion. Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although it reduces the adjusted tax basis (but not below zero).

   Cross Timbers believes that trust unitholders who purchase trust units in this offering will derive a substantially greater benefit from cost depletion than from percentage depletion.

   In computing cost depletion for each property for any year, the adjusted tax basis of the property at the beginning of the year is divided by the estimated total units (e.g., Bbls of oil or Mcf of gas) recoverable from the property to determine the per-unit allowance for the property. The per-unit allowance is then multiplied by the number of units produced and sold from the property during the year. Cost depletion for a property cannot exceed the adjusted tax basis of the property. Since the trust will be taxed as a grantor trust, each trust unitholder will be deemed to own an undivided interest in the net profits interests and other assets, if any, of the trust and will compute cost depletion using his basis in his trust units. Information will be provided to each trust unitholder reflecting how his basis should be allocated among each property represented by his trust units. To the extent the depletion tax deduction exceeds cash distributions per trust unit, that excess can be deducted from the taxpayer's other sources of taxable income.

Other Income and Expenses

   It is anticipated that the only other income of the trust will be interest income earned on funds held as a reserve. Other expenses of the trust will include any state and local taxes imposed on the trust and administrative expenses of the trustee. Although the issue has not been finally resolved, Tax Counsel believes that all or substantially all of those expenses are deductible in computing adjusted gross income and, therefore, are not the type of miscellaneous itemized deductions that are allowable only to the extent that they aggregate more than 2% of adjusted gross income.

Alternative Minimum Tax

   All taxpayers are subject to an alternative minimum tax. Alternative minimum taxable income ("AMTI") is the taxpayer's taxable income recomputed with various "adjustments" plus "items of tax preference." In the case of persons other than "independent producers," tax preferences include the excess of the aggregate percentage depletion deductions for an oil or gas property over the adjusted tax basis of the property. The alternative minimum tax rate for noncorporate taxpayers (other than married persons filing separately) is 26% up to $175,000 and 28% over $175,000 of AMTI exceeding an exemption amount, which varies between $45,000 and zero. Alternative minimum tax ("AMT") is the excess of a taxpayer's "tentative minimum tax" for a tax year over his "regular" tax for that year. The tentative minimum tax is determined by multiplying the excess of AMTI over the applicable exemption amount by 26% up to $175,000 and 28% over $175,000 and subtracting the AMT foreign tax credit. Reduced maximum AMT tax rates apply to net capital gains and certain other gains.

   Since the effect of the AMT varies depending upon each trust unitholder's personal tax and financial position, each prospective investor is advised to consult with his own tax advisor concerning the effect of the AMT on him.

Section 29 Tight Sands Natural Gas Tax Credit

   Some of the natural gas production attributable to the net profits interests is produced from tight sands formations. Subject to certain statutory requirements, taxpayers are entitled to the Section 29 tax credit for production and sale of certain natural gas produced from tight formations ("tight sands"). The Section 29 tax credit applies to tight sands natural gas produced and sold to an unrelated party prior to January 1, 2003 from wells drilled prior to January 1, 1993 and after November 5, 1990 or after December 31, 1979 if the formation was dedicated to interstate commerce, within the meaning of the Natural Gas Policy Act of 1978, prior to April 20, 1977. The
Section 29 tax credit for qualifying tight sands natural gas is equal to $3.00 per barrel of oil equivalent (i.e., 5.8 MMBtu), or approximately $.52 per MMBtu. The credit is reduced by a formula computation as the price of oil ("reference price") rises above an inflation adjusted amount. Because the calendar year 1998 reference price did not exceed the inflation adjusted amount, the credit was not reduced in 1998 and is not expected to be reduced in 1999. In the opinion of Tax Counsel, if the requisite statutory requirements are met, the trust unitholders will be eligible to claim the Section 29 tax credit for sales of qualified tight sands natural gas production included in the calculation of the net profits interests. Cross Timbers believes that all of the statutory requirements have been or will be met on substantially all of the tight sands wells.

   The Section 29 tax credit allowable for any taxable year cannot exceed the excess, if any, of the taxpayer's regular tax liability for that taxable year, as reduced by the taxpayer's foreign tax credits and certain nonrefundable credits, over the taxpayer's tentative minimum tax liability for that year. Any amount of Section 29 tax credit disallowed for the tax year solely because of this limitation will increase the taxpayer's credit for prior year minimum tax liability. This credit may be carried forward indefinitely as a credit against the taxpayer's regular tax liability, subject, however, to the limitation described in the preceding sentence. There is no provision for the carryback or carryforward of the Section 29 tax credit in any other circumstances. Hence, a trust unitholder may not receive the full benefit of the tax credit depending on his particular circumstances.

Non-Passive Activity Income and Loss

   The income and expenses of the trust and the Section 29 tax credit will not be taken into account in computing the passive activity losses and income under Code Section 469 for a trust unitholder who acquires and holds trust units as an investment. Section 29 tax credits generated by an investment in the trust units, therefore, can be utilized to offset regular tax liability on income from any source, subject to the limitations discussed in "Section 29 Tight Sands Natural Gas Tax Credit" above.

Unrelated Business Taxable Income

   Certain organizations that are generally exempt from tax under Code Section 501 are subject to tax on certain types of business income defined in Code
Section 512 as unrelated business income. In the opinion of Tax Counsel, the income of the trust will not be unrelated business taxable income so long as the trust units are not "debt-financed property" within the meaning of Code
Section 514(b). In general, a trust unit would be debt-financed if the trust unitholder incurs debt to acquire a trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

Sale of Trust Units; Depletable Basis

   Generally, a trust unitholder will realize gain or loss on the sale or exchange of his trust units measured by the difference between the amount realized on the sale or exchange and his adjusted basis for such trust units. Gain or loss on the sale of trust units by a trust unitholder who is not a dealer of the trust units will be a long-term capital gain, taxable at a maximum rate of 20%, if the trust units have been held for more than 12 months. A portion of the long-term gain will be treated as ordinary income to the extent of the depletion recapture amount explained below. A trust unitholder's basis in his trust units will be equal to the amount he paid for the trust units, reduced by deductions for depletion claimed by the trust unitholder, but not below zero. Upon the sale of the trust units, a trust unitholder must treat as ordinary income his depletion recapture amount, which is an amount equal to the lesser of (1) the gain on such sale or (2) the sum of the prior depletion deductions taken on the trust units, but not in excess of the initial basis of the trust units. It is possible that the IRS would take the position that a portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of sale allocable to the trust units sold, but which has not been distributed to the selling trust unitholder.

Taxation of Foreign Holders

   Unless the election described below is made, a nonresident alien individual, foreign corporation, or foreign estate or trust (a "Foreign holder") will be subject to federal income withholding tax on his share of gross royalty income from the net profits interests at a 30% rate, or lower treaty rate if applicable and proper evidence is supplied to the withholding agent, without any deductions. Gain realized on a sale of a trust unit by a Foreign holder will be subject to federal income tax only if:

  . the gain is otherwise effectively connected with business conducted by the Foreign holder in the United States;

  . the Foreign holder is an individual who is present in the United States for at least 183 days in the year of the sale;

  .  the Foreign holder owns more than a 5% interest in the trust; or

  . the trust units cease to be regularly traded on an established securities exchange.

   Gain realized by a Foreign holder upon the sale by the trust of all or any part of the net profits interests would be subject to federal income tax.

   The trust unitholders who are Foreign holders may elect under Code Section 871 or Section 882 or similar provisions of applicable treaties to treat income attributable to the net profits interests as effectively connected with the conduct of a trade or business in the United States. The Foreign holder will then be taxed at regular federal income tax rates on the net income attributable to the net profits interests, including gain recognized on the disposition of trust units. Absent a treaty exception, the net income of a corporate Foreign holder which has made such an election will also be subject to the "branch profits tax" imposed under Code Section 884. To claim the deductions allowable in computing net income, including cost depletion, an electing Foreign holder will have to file a United

States income tax return. To avoid withholding, an electing Foreign holder will have to provide proper certificates or other evidence to the withholding agent. Once made, the election is irrevocable unless an applicable treaty allows the election to be made annually. The election is applicable to all income and gain realized by the Foreign holder on any real property interests located in the United States, including those interests held through partnerships, fixed investment trusts, and other pass-through entities.

Backup Withholding

   In general, distributions of trust income will not be subject to "backup withholding" unless: (1) the trust unitholder is an individual or other noncorporate taxpayer and (2) the trust unitholder fails to comply with certain reporting procedures.

Tax Shelter Registration

   The Company does not believe that the trust will meet the requirements to register as a "tax shelter" under Code Section 6111. However, it is possible that those requirements may be met for any trust unitholders whose investment base is reduced by borrowing. To avoid any potential difficulty, the trust will be registered as a tax shelter with the IRS. The trustee will furnish the tax shelter registration number to each transferee of trust units and to each trust unitholder. Each trust unitholder must disclose this number by attaching Form 8271 to his tax return.

   Issuance of a tax shelter registration number does not indicate this investment or the claimed tax benefits have been reviewed, examined or approved by the IRS.

Reports

   The trustee will furnish to trust unitholders of record quarterly and annual reports in order to permit computation of their tax liability. See "Description of the Trust Units--Periodic Reports."

                            STATE TAX CONSIDERATIONS

   The following is a brief summary of information regarding state income taxes and other state tax matters affecting the trust and the trust unitholders. Trust unitholders are urged to consult their own legal and tax advisors on these matters.

Income Tax Considerations

   Wyoming presently does not have a state income tax on resident or nonresident individuals. Kansas and Oklahoma impose income taxes on residents and, for certain types of income, nonresidents. Trust unitholders may also be subject to taxation by their state of residence on income derived from the trust.

   Kansas tax counsel, Morris, Laing, Evans, Brock & Kennedy, Chartered, is of the opinion that, although there is no determinative precedent and Kansas taxing authorities may adopt a different view:

  . the activities of the trust and the trustee, as permitted under the Indenture and the conveyance, will not subject either the trust or the trustee to income taxation by the State of Kansas; and

  . a trust unitholder who is not a Kansas resident will not be subject to Kansas income tax and will not be required to file a Kansas income tax return, if

    -- the trust unitholder does not use his trust units or his indirect interest in the net profits interest in conducting a trade, business, profession or occupation in Kansas, and

    -- the trust unitholder is not subject to Kansas income tax for some other reason.

In providing this opinion, Kansas tax counsel has assumed, among other things, that the trust:

  . will not own any property in Kansas other than the net profits interests;

  . will not conduct any activities in Kansas other than ownership of the net profits interests for the benefit of trust unitholders; and

  .  is a grantor trust for federal income tax purposes.

   The income tax law of Oklahoma is based on federal income tax laws. Assuming the trust is taxed as a grantor trust for federal income tax purposes, the trust unitholders will be subject to Oklahoma income tax on their share of income from the Oklahoma net profits interests. It is uncertain whether trust unitholders who are nonresidents of Oklahoma will be taxed in that state on gains from sales of trust units.

   The trustee will provide information concerning the trust sufficient to identify the income of the trust allocable to each state. Trust unitholders should consult their own tax advisors to determine their income tax filing requirements for their share of income of the trust allocable to states imposing an income tax on that income.

Probate and Property Considerations

    Kansas tax counsel is also of the opinion that under Kansas law, except as noted below, the trust units will be treated the same as other securities. They will be treated as interests in intangible personal property located where the trust unitholder resides rather than as interests in tangible property in Kansas.

    However, if the certificate representing a trust unit is physically located in Kansas at the time of the death of the owner who is not a Kansas resident, the Kansas courts by statute have jurisdiction to probate and administer the trust unit. In that event, unless Kansas courts determine otherwise, the estate tax and devolution of title laws of Kansas would apply to the trust unit. This could make inheritance and related matters pertaining to trust units held by Kansas non-residents more onerous than if the trust units were treated as interests in intangible personal property located in the state of the owner's residence.

   The trust units may constitute real property or an interest in real property under the inheritance, estate and probate laws of Oklahoma and Wyoming. If the trust units are held to be real property or an interest in real property under the laws of those states, the trust units may be subject to devolution, probate and administration and estate taxes under the laws of those states.

                              ERISA CONSIDERATIONS

   The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regulates pension, profit-sharing and other employee benefit plans to which it applies. ERISA also contains standards for persons who are fiduciaries of those plans. In addition, the Code provides similar requirements and standards which are applicable to these types of plans and to individual retirement accounts, whether or not subject to ERISA (collectively, "Qualified Plans").

   A fiduciary of a Qualified Plan should carefully consider fiduciary standards under ERISA regarding the Qualified Plan's particular circumstances before authorizing an investment in trust units. A fiduciary should consider

  .whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA,

  .  whether the investment satisfies the diversification requirements of
     Section 404(a)(1)(C) of ERISA, and

  . whether the investment is in accordance with the documents and instruments governing the Qualified Plan as required by Section 404(a)(1)(D) of ERISA.

   A fiduciary should also consider whether an investment in trust units might result in direct or indirect nonexempt prohibited transactions under Section 406 of ERISA and Code Section 4975. In deciding whether an investment involves a prohibited transaction, a fiduciary must determine whether there are "plan assets" in the transaction. On November 13, 1986, the Department of Labor published final regulations concerning whether or not a Qualified Plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Code. These regulations provide that the underlying assets of an entity will not be considered "plan assets" if the equity interests in the entity are a publicly offered security. Cross Timbers expects that at the time of the sale of the trust units in this offering, they will be publicly offered securities. Fiduciaries, however, will need to determine whether the acquisition of trust units is a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Code Section 4975.

   The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to penalties. For that reason, potential Qualified Plan investors should consult with their counsel to determine the consequences under ERISA and the Code of their acquisition and ownership of trust units.

                      DESCRIPTION OF THE TRUST INDENTURE

   The following information and the information included under "Description of the Trust Units" summarize information contained in the trust indenture. This summary may not contain all the information that is important to you. For more detailed provisions concerning the Trust, you should read the trust indenture. A copy of the trust indenture was filed as an exhibit to the Registration Statement. See "Available Information."

Creation and Organization of the Trust; Amendments

   Cross Timbers created the net profits interests and conveyed them to the trust in exchange for 40,000,000 trust units.

   Cross Timbers organized the trust under Texas law to acquire and hold the net profits interests for the benefit of the trust unitholders. Neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the underlying properties. Neither Cross Timbers nor other operators of the underlying properties have any contractual commitments to the trust to conduct further drilling on or to maintain their ownership interest in any of these properties. For a description of the underlying properties and other information relating to them, see "The Net Profits Interests and the Underlying Properties."

   The beneficial interest in the trust is divided into 40,000,000 trust units. Each of the trust units represents an equal undivided portion of the trust. You will find additional information concerning the trust units in "Description of the Trust Units."

   Amendment of the trust indenture requires a vote of holders of 80% or more of the outstanding trust units. However, no amendment may--

  . increase the power of the trustee to engage in business or investment activities;

  .  alter the rights of the trust unitholders as among themselves; and

  .  permit the trustee to distribute the net profits interests in kind.

Assets of the Trust

   The assets of the trust consist of net profits interests and cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders. You will find information relating to the assets of the trust in "The Net Profits Interests and the Underlying Properties."

Duties and Limited Powers of the Trustee

   The duties of the trustee are specified in the trust indenture and by the laws of the State of Texas. The trustee's principal duties consist of:

  .  collecting income attributable to the net profits interests;

  . paying expenses, charges and obligations of the trust from the trust's income and assets;

  .  distributing distributable income to the trust unitholders; and

  . taking any action it deems necessary and advisable to best achieve the purposes of the trust.

   If a trust liability is contingent or uncertain in amount or not yet currently due and payable, the trustee may create a cash reserve to pay for the liability. If the trustee determines that the cash on hand and the cash to be received is insufficient to cover the trust's liability, the trustee may borrow funds required to pay the liabilities. The trustee may borrow the funds from any person, including itself. The trustee may also mortgage the assets of the trust to secure payment of the indebtedness. If the trustee borrows funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.

   Each month, the trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the net profits interests. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

  .  interest bearing obligations of the United States government;

  . repurchase agreements secured by interest-bearing obligations of the United States government; or

  .  bank certificates of deposit.

   The trust may not acquire any asset except the net profits interests and cash, and it may not engage in any investment activity except investing cash on hand.

   At the request of Cross Timbers, the trustee must sell net profits interests relating to the underlying properties sold by Cross Timbers to an unaffiliated third party if in any calendar year the net profits interests sold do not exceed 1% of the discounted present value of estimated future net revenues for the proved reserves of the trust's net profits interests, as set forth in the most recent reserve report.

   The trustee may sell the net profits interests in any of the following circumstances:

  . the sale does not involve a material part of the trust's assets and is in the best interests of the trust unitholders. A majority of the trust units represented at a meeting of the trust unitholders where a quorum is present must approve the sale; or

  . the sale is in the best interests of the trust unitholders, constitutes a material part of the trust's assets and holders representing 80% of the outstanding trust units approve the sale;

   Upon termination of the trust the trustee must sell the net profits interests. No trust unitholder approval is required.

   The trustee will distribute the net proceeds from any sale of the net profits interests to the trust unitholders.

   The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee has the right to purchase them and to borrow funds to make that purchase.

   The trustee may agree to modifications of the terms of the Conveyances or to settle disputes involving the Conveyances. The trustee may not agree to modifications or settle disputes involving the royalty part of the conveyances if these actions would change the character of the net profits interests in such a way that (1) the net profits interests become working interests, or (2) the trust becomes an operating business.

Liabilities of the Trust

   Because the trust does not conduct an active business and the trustee has little power to incur obligations, Cross Timbers expects that the trust will only incur liabilities for routine administrative expenses. These might include the trustee's fees and accounting, engineering, legal and other professional fees.

Fiduciary Responsibility and Liability of the Trustee

   The trustee is a fiduciary for the trust unitholders and is required to act in the best interests of the trust unitholders at all times. The trustee must exercise the same judgment and care in supervising and managing the trust's assets as persons of ordinary prudence, discretion and intelligence would exercise. Under Texas law, the trustee's duties to the trust unitholders are similar to the duty of care owed by a corporate director to the corporation and its shareholders. The primary difference between the trustee's duties and a corporate director's duties is the absence of the legal presumption protecting the trustee's decisions from challenge.

   The trustee will not make business decisions affecting the assets of the trust. Therefore, substantially all of the trustee's functions under the trust indenture are expected to be ministerial in nature. See "--Duties and Limited Powers of the Trustee," above. Under Texas law, the trustee may not profit from any transaction with the trust. The trust indenture, however, provides that the trustee may:

  .  charge for its services as trustee;

  . retain funds to pay for future expenses and deposit them in its own account;

  .  lend funds at commercial rates to the trust to pay the trust's expenses;
     and

  .  seek reimbursement from the trust for its out-of-pocket expenses.

   In discharging its fiduciary duty to trust unitholders, the trustee may act in its discretion and will be liable to the trust unitholders only for fraud, gross negligence or acts or omissions constituting bad faith. The trustee will not be liable for any act or omission of its agents or employees unless the trustee acted in bad faith or with gross negligence in their selection and retention. The trustee will be indemnified for any liability or cost that it incurs in the administration of the trust, except in cases of fraud, gross negligence or bad faith. The trustee will have a lien on the assets of the trust as security for this indemnification and its compensation earned as trustee. The trustee is entitled to indemnification from trust assets or, to the extent that trust assets are insufficient, from Cross Timbers. Trust unitholders will not be liable to the trustee for any indemnification. See "Description of the Trust Units--Liability of Trust Unitholders." The trustee must ensure that all contractual liabilities of the trust are limited to the assets of the trust and will be liable for its failure to do so.

   Under Texas law, if the trustee acts in bad faith or with gross negligence, the trustee will be liable to the trust unitholders for damages. Texas law also permits the trust unitholders to file actions seeking other remedies, including:

  .  removal of the trustee;

  .  specific performance;

  .  appointment of a receiver;

  .  an accounting by the trustee to trust unitholders; and

  .  punitive damages.

Duration of the Trust; Sale of Net Profits Interests

   The trust will terminate if:

  .  the trust sells all of the net profits interests;

  . annual gross proceeds attributable to the underlying properties are less than $1 million for each of two consecutive years after 1999;

  . the holders of 80% or more of the outstanding trust units vote in favor of termination; or

  .  the trust violates the "rule against perpetuities."

   The trustee would then sell all of the trust's assets, either by private sale or public auction, and distribute the net proceeds of the sale to the trust unitholders.

Dispute Resolution

   Any dispute, controversy or claim that may arise between Cross Timbers and the trustee relating to the trust will be submitted to binding arbitration before a tribunal of three arbitrators.

Compensation of the Trustee

   The trustee's compensation will be paid out of the trust's assets. See "The Trust."

Miscellaneous

   The trustee may consult with counsel, accountants, geologists and engineers and other parties the trustee believes to be qualified as experts on the matters for which advice is sought. The trustee will be protected for any action it takes in good faith reliance upon the opinion of the expert.

                         DESCRIPTION OF THE TRUST UNITS

   Each trust unit is an undivided share of the beneficial interest in the trust. Each trust unitholder has the same rights with respect to each of his trust units as every other trust unitholder has with respect to his units. The trust has 40,000,000 trust units outstanding.

Distributions and Income Computations

   Each month, the trustee will determine the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash received by the trust from the net profits interests and other sources that month, over the trust's liabilities for that month. Available funds will be reduced by any cash the trustee decides to hold as a reserve against future liabilities. Trust unitholders that own their trust units at the end of the last business day of the month (the "monthly record date") will receive a pro-rata distribution no later than 10 business days after the monthly record date. The first distribution will be made around April 10, 1999 to trust unitholders owning trust units on March 31, 1999.

   Unless otherwise advised by counsel or the IRS, the trustee will treat the income and expenses of the trust for each month as belonging to the trust unitholders of record on the monthly record date. Trust unitholders will recognize income and expenses for tax purposes in the month the trust receives or pays those amounts, rather than in the month the trust distributes them. Minor variances may occur. For example, the trustee could establish a reserve in one month that would not result in a tax deduction until a later month. The trustee could also make a payment in one month that would be amortized for tax purposes over several months. See "Federal Income Tax Consequences."

Transfer of Trust Units

   Trust unitholders may transfer their trust units by sending their trust unit certificate to the trustee along with a transfer form that is properly completed. The trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The trustee may require payment of any tax or other governmental charge imposed for a transfer. The trustee may treat the owner of any trust unit as shown by its records as the owner of the trust unit. The trustee will not be considered to know about any claim or demand on a trust unit by any party except the record owner. A person who acquires a trust unit after any monthly record date will not be entitled to the distribution relating to that monthly record date. Texas law will govern all matters affecting the title, ownership, warranty or transfer of trust units.

Periodic Reports

   The trustee will mail to trust unitholders quarterly reports showing the assets, liabilities, receipts and disbursements of the trust for each quarter except the fourth quarter. No later than 120 days following the end of each year, the trustee will mail to the trust unitholders an annual report containing audited financial statements of the trust.

   The trustee will file all required trust federal and state income tax and information returns. The trustee will prepare and mail to trust unitholders quarterly and annually reports that trust unitholders need to correctly report their share of the income and deductions of the trust.

   Each trust unitholder and his representatives may examine, for any proper purpose, during reasonable business hours the records of the trust and the trustee.

Liability of Trust Unitholders

   The trustee must ensure that all contractual liabilities of the trust are limited to the assets of the trust. The trustee will be liable for its failure to do so. Texas law is unclear whether a trust unitholder would be responsible for a liability that exceeds the net assets of the trust and the trustee. Because of the value and passive nature of the trust assets and the restrictions in the Indenture on the power of the trustee to incur liabilities, Cross Timbers believes it is unlikely that a trust unitholder would incur any liability from the trust based on its ownership of trust units.

Voting Rights of Trust Unitholders

   Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the trustee.

   The trustee or trust unitholders owning at least 15% of the outstanding trust units may call meetings of trust unitholders. Meetings must be held in Fort Worth, Texas. The trustee must send written notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned.

   Unless otherwise required by the Trust Indenture, when a majority of the trust units held by the trust unitholders at a meeting where there is a quorum approve a matter, it is approved. This is true, even if a majority of the total trust units did not approve it. The affirmative vote of the holders of 80% of the outstanding trust units is required to

  .  terminate the trust,

  .  amend the Trust Indenture, or

  .  approve the sale of all or any material part of the assets of the trust.

   The trustee must consent before all or any part of the trust assets can be sold except in connection with the termination of the trust or limited sales directed by Cross Timbers in conjunction with its sale of underlying properties. The trustee may be removed, with or without cause, by the vote of the holders of a majority of the outstanding trust units.

Comparison of Trust Units and Common Stock

   You should be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.

                   Trust Units                       Common Stock


Voting
            Limited voting rights.             Corporate statutes provide
                                               specific voting rights to
                                               stockholders on electing
                                               directors and major corporate
                                               transactions.

Income Tax

            The trust is not subject to        Corporations are taxed on
            income tax; trust unitholders      their income, and their
            are directly subject to            stockholders are taxed on
            income tax on their                dividends.
            proportionate shares of trust
            net income, adjusted for tax
            deductions and credits.

Distributions

            Substantially all trust            Stockholders receive
            income is distributed to           dividends at the discretion
            trust unitholders.                 of the board of directors.

Business    Interest is limited to             A corporation conducts an
and Assets  specific assets with a finite      active business for an
            economic life.                     unlimited term and can
                                               reinvest its earnings and
                                               raise additional capital to
                                               expand.

Limited     Texas law and the laws of          Corporate laws provide that a
Liability   other states do not                stockholder is not liable for
            specifically provide for           the obligations and
            limited liability of trust         liabilities of the
            unitholders. However, due to       corporation, subject to
            the size and nature of the         limited exceptions.
            trust assets, liability in
            excess of the trust
            unitholders' investment is
            extremely unlikely.

                         SELLING TRUST UNITHOLDER

   Cross Timbers currently owns 100% of the 40,000,000 outstanding trust units. It is offering 15,000,000 trust units in this offering, or 17,250,000 trust units if the underwriters exercise their over-allotment option in full.

   Cross Timbers has reserved $12 million of trust units for issuance in Cross Timbers' 1998 Royalty Trust Option Plan. It has granted options covering all trust units in the plan to its executive officers at an exercise price equal to the public offering price in this offering. The options are exercisable for a period of three years, beginning at the date of grant. Assuming the sale of all trust units offered in this offering and the exercise in full of the underwriters' over-allotment option, after taking into account the trust units
reserved for the plan, Cross Timbers will have   trust units, or  % of the
outstanding trust units available for future sale or distribution.

   Cross Timbers has announced that it may form additional royalty trusts with other properties. It may exchange trust units for oil and natural gas properties or use them for other corporate purposes.

   Prior to this offering there has been no public market for the trust units. Cross Timbers cannot predict the effect on future market prices, if any, of market sales of trust units or the availability of trust units for sale if it disposes of its remaining trust units. Nevertheless, sales of substantial amounts of trust units in the public market could adversely affect prevailing market prices.

                                 LEGAL MATTERS

   Counsel for Cross Timbers, Kelly, Hart & Hallman, P.C., Fort Worth, Texas, will give a legal opinion that the trust units are valid and fully paid without further consideration. Counsel for the underwriters, Andrews & Kurth L.L.P., Houston, Texas, will give a legal opinion to the underwriters regarding other matters related to this offering. Butler & Binion, L.L.P., Houston, Texas, will give the tax opinion set forth in the section of this prospectus captioned "Federal Income Tax Consequences." Morris, Laing, Evans, Brock & Kennedy, Chartered, Wichita, Kansas, will give the Kansas tax opinion set forth in the section of this prospectus captioned "State Tax Considerations." Certain members of Kelly, Hart & Hallman, P.C. currently own approximately 23,200 shares of common stock of Cross Timbers, and certain partners of Butler & Binion, L.L.P. own 95,985 shares of common stock of Cross Timbers.

                                    EXPERTS

   Certain information appearing in this prospectus regarding the December 31, 1998 estimated quantities of reserves of the underlying properties and net profits interests owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Miller and Lents, Ltd. independent petroleum engineers.

   The financial statements of Cross Timbers incorporated by reference in this prospectus, and statements of revenues and direct operating expenses of the underlying properties and the statement of assets and trust corpus of Hugoton Royalty Trust included in this Prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   Cross Timbers files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference rooms you may call the SEC at (800) SEC-0330. Cross Timbers' filings are also available to the public on the SEC Internet Web site at http://www.sec.gov.

   The SEC allows Cross Timbers to "incorporate by reference" information Cross Timbers files with it, which means that Cross Timbers can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

   Cross Timbers incorporates by reference in this prospectus the following documents:

  .  Its Annual Report on Form 10-K for the year ended December 31, 1997;

  . Its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, and on Form 10 Q/A dated September 30, 1998;

  . Its Current Reports on Form 8-K dated February 12, 1998, February 16, 1998 (Amendment No. 1 to Report dated December 1, 1997), February 18, 1998, February 25, 1998, April 13, 1998, April 17, 1998, April 21, 1998,
     April 24, 1998, May 19,1998, July 2, 1998 (Amendment No. 1 to Report dated April 24, 1998), August 26, 1998, and December 21, 1998; and

  . all other documents filed by it pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to termination of the offering of the trust units.

   Information that Cross Timbers files later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included or incorporated by reference in this prospectus.

   As a recipient of this prospectus, you may request a copy of any document Cross Timbers incorporates by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you by writing or calling Cross Timbers at 810 Houston Street, Suite 2000, Fort Worth, Texas 76102, Attention: Investor Relations, telephone (817) 870-2800.

   NationsBank, N.A. is trustee of the trust. The trustee's address is 901 Main Street, 17th Floor, Dallas, Texas 75202, and its telephone number is (214) 508-2400.

               GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

   In this prospectus the following terms have the meanings specified below.

Bbl -- One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

Bcf -- One billion cubic feet of natural gas.

Bcfe -- One billion cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

Btu -- A British Thermal Unit, a common unit of energy measurement.

Estimated Future Net Revenues -- Also referred to as "estimated future net cash flows." The result of applying current prices of oil and natural gas to estimated future production from oil and natural gas proved reserves, reduced by estimated future expenditures, based on current costs to be incurred, in developing and producing the proved reserves, excluding overhead. Estimated future net revenues do not include the effects of the tight sands natural gas tax credit, since the trust is not a taxable entity and the credit goes directly to the trust unitholders.

MBbl -- One thousand Bbl.

Mcf -- One thousand cubic feet of natural gas.

Mcfe -- One thousand cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

MMBtu -- One million British Thermal Units (Btus).

MMcf -- One million cubic feet of natural gas.

MMcfe -- One million cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

Natural Gas Revenue -- Includes revenue related to the sale of natural gas, natural gas liquids and plant products.

Net Oil and Natural Gas Wells or Acres -- Determined by multiplying "gross" oil and natural gas wells or acres by the interest in such wells or acres represented by the underlying properties.

NYMEX -- New York Mercantile Exchange, where futures and options contracts for the oil and natural gas industry and some precious metals are traded.

Oil Revenue -- Includes revenue related to the sale of oil and condensate production.

Proved Developed Reserves -- Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved Reserves -- The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions.

Proved Undeveloped Reserves -- Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

Reserve-to-Production Index -- An estimate, expressed in years, of the total estimated proved reserves attributable to a producing property divided by production from the property for the 12 months preceding the date as of which the proved reserves were estimated.

Royalty or Overriding Royalty Interest -- A real property interest entitling the owner to receive a specified portion of the gross proceeds of the sale of oil and natural gas production or, if the conveyance creating the interest provides, a specific portion of oil and natural gas produced, without any deduction for the costs to explore for, develop or produce the oil and natural gas. A royalty or overriding royalty interest owner has no right to consent to or approve the operation and development of the property, while the owners of the working interest have the exclusive right to exploit the mineral on the land.

Standardized Measure of Discounted Future Net Cash Flows -- Also referred to herein as "standardized measure." It is the present value of estimated future net revenues computed by discounting estimated future net revenues at a rate of 10% annually.

Working Interest -- A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear the cost to explore for, develop and produce such oil and natural gas. A working interest owner who owns a portion of the working interest may participate either as operator or by voting his percentage interest to approve or disapprove the appointment of an operator and certain activities in connection with the development and operation of a property.

                         INDEX TO FINANCIAL STATEMENTS

Underlying Properties
  Report of Independent Public Accountants................................  F-2
  Statements of Revenues and Direct Operating Expenses for the Years Ended
   December 31, 1996, 1997 and 1998.......................................  F-3
  Notes to Financial Statements...........................................  F-4
Hugoton Royalty Trust
  Report of Independent Public Accountants................................  F-8
  Statement of Assets and Trust Corpus as of December 31, 1998............  F-9
  Note to Statement of Assets and Trust Corpus............................ F-10
  Pro Forma Statement of Distributable Income for the Year Ended
   December 31, 1998 (Unaudited).......................................... F-11
  Notes to Pro Forma Statement of Distributable Income (Unaudited)........ F-12

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Cross Timbers Oil Company:

  We have audited the accompanying statements of revenues and direct operating expenses of the Underlying Properties of Cross Timbers Oil Company ("the Company") for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying statements of revenue and direct operating expenses have been prepared on the cash basis of accounting, as described in Note 2, and are not intended to be a presentation in conformity with generally accepted accounting principles.

  In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Underlying Properties for each of the three years in the period ended December 31, 1998, in conformity with the basis of accounting described above and in Note 2.

ARTHUR ANDERSEN LLP

Fort Worth, Texas

January 22, 1999

                             UNDERLYING PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

           For the Years Ended December 31, 1996, 1997 and 1998

                                                          1996    1997    1998
                                                         ------- ------- -------
                                                             (in thousands)
Revenues
  Gas sales............................................. $60,502 $82,192 $77,124
  Oil sales.............................................   9,075   9,704   7,083
                                                         ------- ------- -------
    Total...............................................  69,577  91,896  84,207
                                                         ------- ------- -------
Direct Operating Expenses
  Production and property taxes and transportation......   5,919   9,173   9,170
  Production expenses...................................  11,359  12,837  13,031
                                                         ------- ------- -------
    Total...............................................  17,278  22,010  22,201
                                                         ------- ------- -------
Excess of Revenues over Direct Operating Expenses....... $52,299 $69,886 $62,006
                                                         ======= ======= =======

                See Accompanying Notes to Financial Statements.

                             UNDERLYING PROPERTIES

                         NOTES TO FINANCIAL STATEMENTS

1. UNDERLYING PROPERTIES

  The Underlying Properties are predominantly working interests in producing properties currently owned by Cross Timbers Oil Company ("Company") in the Hugoton Area of Oklahoma and Kansas, the Anadarko Basin of Oklahoma and the Green River Basin of Wyoming. The Company conveyed 80% defined net profits interests ("Net Profits Interests") in the Underlying Properties to the Hugoton Royalty Trust ("Trust") as of December 1998. Estimated proved reserves attributable to the Underlying Properties are approximately 5% oil and 95% natural gas, based on discounted present value of estimated future net revenues as of December 31, 1998. See Note 5.

  All of the Underlying Properties were acquired by the Company from 1986 through 1998. Significant property acquisitions were made by the Company during the three-year period presented in the accompanying financial statements. The statements include the historical revenues and direct operating expenses from these acquired properties for all years presented.

2. BASIS OF PRESENTATION

  The statements of revenues and direct operating expenses of the Underlying Properties were derived from the historical accounting records of the Company (and prior owners for acquisitions occurring during the three-year period presented), and are presented on the cash basis of accounting before the effects of conveyance of the Net Profits Interests. The statements do not include depreciation, depletion and amortization, general and administrative or interest expenses.

  Amounts are included in the accompanying financial statements in the period Net Proceeds are distributed by the Company to the Trust, which is the month subsequent to the month received by the Company. Accordingly, the financial statements for the year ended December 31 include amounts received by the Company from December through the following November.

  Royalty income of the Trust is determined based on the defined 80% net profits interest percentage of Net Proceeds of the Underlying Properties. The computation also includes deductions for capital development expenditures on the properties of $14,392,000 in 1996, $40,027,000 in 1997 and $33,019,000 in
1998, as well as an overhead charge totalling $4,557,000 in 1996, $5,354,000 in 1997, and $6,198,000 in 1998. Accordingly, royalty income of the Trust is materially different from the excess of revenues over direct operating expenses from the Underlying Properties.

3. RELATED PARTY TRANSACTIONS

  The Company sells a significant portion of natural gas production from the Underlying Properties to certain of the Company's wholly owned subsidiaries, generally at amounts approximating monthly spot market prices. Most of the production from the Hugoton area is sold under a contract to Timberland Gathering & Processing Company, Inc. ("TGPC"). Much of the natural gas production in Major County, Oklahoma is sold to Ringwood Gathering Company ("RGC") which retains a $0.313 per Mcf gathering fee. TGPC and RGC sell natural gas to Cross Timbers Energy Services, Inc. ("CTES") which markets natural gas to third parties. The Company sells directly to CTES most natural gas production not sold directly to TGPC or RGC.

                             UNDERLYING PROPERTIES

  Sales from the Underlying Properties to the Company's wholly owned subsidiaries are as follows (in thousands):

                                                          1996    1997    1998
                                                         ------- ------- -------
   TGPC................................................. $12,348 $16,429 $14,519
   RGC..................................................   6,768   8,436   6,421
   CTES.................................................  12,167  32,294  33,878

4. CONTINGENCIES

  The Company is a defendant in two separate lawsuits that could, if adversely determined, decrease future revenues from certain of the Underlying Properties. Damages relating to production prior to the formation of the Trust will be borne by the Company.

  A class action lawsuit, Booth, et al. v. Cross Timbers Oil Company, was filed on April 3, 1998 in the District Court of Dewey County, Oklahoma by royalty owners of natural gas wells in Oklahoma. The plaintiffs allege that since 1991 the Company has underpaid royalty owners as a result of (1) reducing royalties for improper charges for production, marketing, gathering, processing and transportation costs and (2) selling natural gas through affiliated companies at prices less favorable from those paid by third parties. The Company believes that it has strong defenses to this lawsuit and intends to vigorously defend its position. However, if a judgment or settlement increased the amount of future royalty payments, revenues from the Underlying Properties will be reduced. The amount of any reduction in such revenues is not presently determinable, but is not expected to be material to the Trust's distributable income, financial position or liquidity.

  A second lawsuit, United States of America ex rel. Grynberg v. Cross Timbers Oil Company, et al., was filed in the United States District Court for the Western District of Oklahoma. This action alleges that in computing royalties payable for natural gas produced from federal leases and lands owned by Native Americans, the Company has mismeasured the volume of natural gas and wrongfully analyzed its heating content. The suit, which was brought under the qui tam provisions of the U.S. False Claims Act, seeks treble damages for the unpaid royalties (with interest), civil penalties and an order for the Company to cease the allegedly improper measuring practices. This lawsuit is one of more that 75 suits filed nationwide by the same plaintiff alleging similar claims against over 300 producers and pipeline companies. Royalties paid by the Company for production from Underlying Properties on federal and Native American lands for 1998 totalled approximately $2.8 million. The Company believes that the allegations of this lawsuit are without merit. However, an order to change measuring practices or a related settlement could adversely affect future revenues from the Underlying Properties by an amount that is not presently determinable, but is not expected to be material to the Trust's distributable income, financial position or liquidity.

5. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited)

  Proved oil and natural gas reserves of the Underlying Properties have been estimated as of December 31, 1998 by independent petroleum engineers. The reserve estimates provided for the Underlying Properties are before the effects of conveying the defined net profits interests to the Trust. In accordance with Statement of Financial Accounting Standards No. 69, estimates of future net revenues from proved reserves have been prepared using year-end oil and natural gas prices and current costs to produce and develop the proved reserves, excluding overhead. The standardized measure of future net cash flows from oil and natural gas reserves is calculated based on discounting such future net cash flows at an annual rate of 10%.

                             UNDERLYING PROPERTIES

Year-end posted West Texas Intermediate crude oil prices were $18.00 per barrel for 1995, $24.25 per barrel for 1996, $15.50 per barrel for 1997, and $9.50 per barrel for 1998. Year-end weighted average spot natural gas prices were $1.76 per Mcf for 1995, $2.84 per Mcf for 1996, $2.01 per Mcf for 1997, and $2.01 per Mcf for 1998.


  The standardized measure of future net cash flows is not intended to represent the fair value of the Underlying Properties. Numerous uncertainties are inherent in estimating volumes and values of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the original estimates. Also, because natural gas prices are influenced by seasonal demand, use of year-end prices, as required by the Financial Accounting Standards Board, may not be representative in estimating future revenues or reserve data.

  Reserve estimates for Underlying Properties that were acquired between 1996 and 1998 are not available for periods prior to the date they were acquired by the Company. Estimated proved reserves and the related standardized measure of these properties were calculated as of December 31, 1995, 1996 and 1997, by adding production prior to the date acquired to estimates as of the acquisition dates.

                                                            Gas (Mcf) Oil (Bbls)
   Proved Reserves                                          --------- ----------
                                                               (in thousands)
   Balance, December 31, 1995..............................  445,836    4,442
     Revisions.............................................   20,301      432
     Extensions, discoveries and other additions...........   27,131      145
     Production............................................  (36,143)    (455)
                                                             -------    -----
   Balance, December 31, 1996..............................  457,125    4,564
     Revisions.............................................  (15,557)    (305)
     Extensions, discoveries and other additions...........   84,394      485
     Production............................................  (37,172)    (470)
                                                             -------    -----
   Balance, December 31, 1997..............................  488,790    4,274
     Revisions.............................................   17,798      (24)
     Extensions, discoveries and other additions...........   47,020      259
     Production............................................  (38,535)    (479)
                                                             -------    -----
   Balance, December 31, 1998..............................  515,073    4,030
                                                             =======    =====


   Proved Developed Reserves

                                                            Gas (Mcf) Oil (Bbls)
                                                            --------- ----------
                                                               (in thousands)
   December 31, 1995.......................................  384,588    3,633
                                                             =======    =====
   December 31, 1996.......................................  401,784    3,966
                                                             =======    =====
   December 31, 1997.......................................  417,912    3,574
                                                             =======    =====
   December 31, 1998.......................................  435,328    3,368
                                                             =======    =====

                             UNDERLYING PROPERTIES

   Standardized Measure of Discounted
    Future Net Cash Flows Relating to
    Proved Reserves


                                                     December 31,
                                           ----------------------------------
                                              1996        1997        1998
                                           ----------  ----------  ----------
                                                    (in thousands)
   Future cash inflows.................... $1,414,852  $1,057,023  $1,087,660
   Future costs:
     Production...........................    357,049     326,325     364,930
     Development..........................     30,894      42,460      48,212
                                           ----------  ----------  ----------
   Future net cash flows..................  1,026,909     688,238     674,518
   10% discount factor....................    467,687     322,301     327,341
                                           ----------  ----------  ----------
   Standardized measure of discounted
    future net cash flows................. $  559,222  $  365,937  $  347,177
                                           ==========  ==========  ==========
   Changes in Standardized Measure of
    Discounted Future Net Cash Flows from
    Proved Reserves
                                                     December 31,
                                           ----------------------------------
                                              1996        1997        1998
                                           ----------  ----------  ----------
                                                    (in thousands)
   Standardized measure, beginning of
    year.................................. $  273,032  $  559,222  $  365,937
                                           ----------  ----------  ----------
   Revisions:
     Prices and costs.....................    241,743    (212,920)    (27,206)
     Quantity estimates...................     47,520       5,585      11,161
     Accretion of discount................     24,457      50,574      33,464
     Future development costs.............    (18,620)    (48,471)    (33,542)
     Production rates and other...........       (544)     (1,076)       (827)
                                           ----------  ----------  ----------
       Net revisions......................    294,556    (206,308)    (16,950)
   Extensions, discoveries and other
    additions.............................     29,541      42,882      27,177
   Production.............................    (52,299)    (69,886)    (62,006)
   Development costs......................     14,392      40,027      33,019
                                           ----------  ----------  ----------
     Net change...........................    286,190    (193,285)    (18,760)
                                           ----------  ----------  ----------
   Standardized measure, end of year...... $  559,222  $  365,937  $  347,177
                                           ==========  ==========  ==========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Hugoton Royalty Trust:

  We have audited the accompanying statement of assets and trust corpus of Hugoton Royalty Trust as of December 31, 1998. This financial statement is the responsibility of the management of Cross Timbers Oil Company. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the statement referred to above presents fairly, in all material respects, the assets and trust corpus of Hugoton Royalty Trust as of December 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Worth, Texas

January 25, 1999

                             HUGOTON ROYALTY TRUST

                   STATEMENT OF ASSETS AND TRUST CORPUS

                               December 31, 1998

                                                                (in thousands)
Cash...........................................................    $      1
Net overriding royalty interests in oil and gas properties.....     247,067
                                                                   --------
  Total Assets.................................................    $247,068
                                                                   ========
Trust Corpus (40,000,000 units of beneficial interest
 authorized and outstanding)...................................    $247,068
                                                                   ========

         See Accompanying Note to Statement of Assets and Trust Corpus.

                             HUGOTON ROYALTY TRUST

                  NOTE TO STATEMENT OF ASSETS AND TRUST CORPUS

1. TRUST ORGANIZATION

  Hugoton Royalty Trust ("Trust") is a grantor trust that was created as of December 1, 1998 by Cross Timbers Oil Company ("Company"). The Trust was formed to hold net overriding royalty interests equivalent to 80% defined net profits interests in certain producing oil and gas properties in Kansas, Oklahoma and Wyoming that were conveyed by the Company effective December 1, 1998 in exchange for 40 million units of beneficial interest in the Trust ("Units").

  The net overriding royalty interests are reflected in the accompanying statement of assets and trust corpus at the Company's historical net book value at the date of conveyance. The Company uses the successful efforts method of accounting.

  The Trust will terminate upon the first occurrence of: (a) disposition of all net overriding royalty interests pursuant to terms of the Trust Indenture, (b) when gross proceeds attributable to the Underlying Properties are less than $1 million per year for each of two successive years after 1999, or (c) a vote of at least 80% of the Trust Unitholders to terminate the Trust in accordance with provisions of the Trust Indenture.

                             HUGOTON ROYALTY TRUST

            PRO FORMA STATEMENT OF DISTRIBUTABLE INCOME (Unaudited)

                      For the Year Ended December 31, 1998
                  (in thousands, except for per Unit amounts)

Gross Proceeds
  Gas revenues......................................................... $77,124
  Oil revenues.........................................................   7,083
                                                                        -------
   Total Revenues......................................................  84,207
  Production and property taxes and transportation.....................   9,170
                                                                        -------
    Total..............................................................  75,037
                                                                        -------
Production and Development Costs
  Production...........................................................  13,031
  Development (Note 2).................................................  33,019
                                                                        -------
    Total..............................................................  46,050
                                                                        -------
Net proceeds before overhead...........................................  28,987
Overhead (Note 2)......................................................   6,198
                                                                        -------
Net proceeds...........................................................  22,789
Net profits percentage.................................................      80%
                                                                        -------
Trust royalty income...................................................  18,231
Administrative expense.................................................     300
                                                                        -------
Distributable income................................................... $17,931
                                                                        =======
Distributable income per Unit (40,000,000 Trust Units issued and outstanding--Note 1)................................................. $  0.45
                                                                        =======

    See Accompanying Notes to Unaudited Pro Forma Statement of Distributable
                                    Income.

                             HUGOTON ROYALTY TRUST

        NOTES TO PRO FORMA STATEMENT OF DISTRIBUTABLE INCOME (Unaudited)

1. BASIS OF PRESENTATION

  The pro forma statement of distributable income of the Trust for the year ended December 31, 1998 has been prepared on a cash basis of accounting from the historical results (successful efforts method of accounting) of operations of the properties out of which the Net Profits Interests were carved and the following assumptions made:

    a. The Trust was formed and the Net Profits Interests were conveyed to the Trust effective December 1, 1997.

    A significant property acquisition was made by the Company during the year ended December 31, 1998. The pro forma statement of distributable income includes the historical revenues and expenses of this acquisition.

    b. Net proceeds related to the Net Profits Interests are received and recorded as royalty income by the Trust in the month following their receipt by the Company from the Underlying Properties.

    Generally the Trust will receive and record royalty income two months after the month of production. This basis for recognizing royalty income differs from generally accepted accounting principles which requires that revenues be accrued in the month of production.

    c. Royalty income is calculated based on 80% of the Net Proceeds from the Underlying Properties. Net Proceeds is a defined term in the Net Profits Interests conveyance to the Trust.

    d. Administrative expense is estimated to be $300,000 annually. Such expense generally would include Trustee fees and costs incurred by the Trustee to administer the Trust and report Trust results to Unitholders, including the expense of attorneys, independent auditors, reservoir engineers, printing and mailing.

2. PRO FORMA ADJUSTMENTS

  The following pro forma adjustments were made to the historical direct operating expenses of the Underlying Properties to present pro forma distributable income for the year ended December 31, 1998:

    a. Historical development costs of $33,019,000 were deducted.

    b. An overhead charge by the Company totalling $6,198,000 was deducted. This charge, based on a monthly count of active wells operated by the Company, is specified by the terms of the Net Profits Interest conveyance to the Trust. Such charge is deducted in the computation of Net Proceeds and represents reimbursement to the Company for costs associated with monitoring the Underlying Properties.

3. FEDERAL INCOME TAXES

  As a grantor trust, the Trust will not be required to pay federal income taxes. Accordingly, the accompanying pro forma statement of distributable income does not include a provision for federal income taxes.

                             HUGOTON ROYALTY TRUST

4. CONTINGENCIES

   The Company is a defendant in two separate lawsuits that could, if adversely determined, decrease future Trust distributable income. Damages relating to production prior to the formation of the Trust will be borne by the Company.

   A class action lawsuit, Booth, et al. v. Cross Timbers Oil Company, was filed on April 3, 1998 in the District Court of Dewey County, Oklahoma by royalty owners of natural gas wells in Oklahoma. The plaintiffs allege that since 1991 the Company has underpaid royalty owners as a result of (1) reducing royalties for improper charges for production, marketing, gathering, processing and transportation costs and (2) selling natural gas through affiliated companies at prices less favorable from those paid by third parties. The Company believes that it has strong defenses to this lawsuit and intends to vigorously defend its position. However, if a judgment or settlement increased the amount of future royalty payments, the Trust would bear its proportionate share of the increased royalties through reduced Net Proceeds. The amount of any reduction in Net Proceeds is not presently determinable, but is not expected to be material to the Trust's distributable income, financial position or liquidity.

   A second lawsuit, United States of America ex rel. Grynberg v. Cross Timbers Oil Company, et al., was filed in the United States District Court for the Western District of Oklahoma. This action alleges that in computing royalties payable for natural gas produced from federal leases and lands owned by Native Americans, the Company has mismeasured the volume of natural gas and wrongfully analyzed its heating content. The suit, which was brought under the qui tam provisions of the U.S. False Claims Act, seeks treble damages for the unpaid royalties (with interest), civil penalties and an order for the Company to cease the allegedly improper measuring practices. This lawsuit is one of more than 75 suits filed nationwide by the same plaintiff alleging similar claims against over 300 producers and pipeline companies. Royalties paid by the Company for production from Underlying Properties on federal and Native American lands during 1998 totalled approximately $2.8 million. The Company believes that the allegations of this lawsuit are without merit. However, an order to change measuring practices or a related settlement could adversely affect the Trust by reducing Net Proceeds in the future by an amount that is presently not determinable, but is not expected to be material to the Trust's distributable income, financial position or liquidity.

5. PRO FORMA SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION

  Proved oil and natural gas reserves of the Trust have been estimated as of December 31, 1998 by independent petroleum engineers. In accordance with Statement of Financial Accounting Standards No. 69, estimates of future net revenues from proved reserves have been prepared using year-end oil and natural gas prices and current costs to produce and develop the proved reserves. The standardized measure of future net cash flows from oil and natural gas reserves is calculated based on discounting such future net cash flows at an annual rate of 10%. Year-end posted West Texas Intermediate crude oil prices were $15.50 and $9.50 per barrel for 1997 and 1998, respectively. Year-end weighted average spot gas prices were $2.01 per Mcf for each of 1997 and 1998. As the Trust is not subject to taxation at the trust level, no provision is included for federal income taxes.

  Reserve quantities and revenues for the Net Profits Interests were estimated from projections of reserves and revenues attributable to the Underlying Properties. Since the Trust has a defined net profits interests, the Trust does not own a specific ownership percentage of the oil and natural gas reserve or production quantities. Accordingly, reserves and production allocated to the Trust pertaining to its 80%

                             HUGOTON ROYALTY TRUST
net profits interest in the working interest properties have effectively been reduced to reflect recovery of the Trust's 80% portion of applicable production and development costs, excluding overhead and trust administrative expenses. Because Trust reserve quantities are determined using an allocation formula, any fluctuations in actual or assumed prices or costs will result in revisions to the estimated reserve quantities allocated to the Net Profits Interests.


  The standardized measure of future net cash flows is not intended to represent the fair value of the Trust. Numerous uncertainties are inherent in estimating volumes and values of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the original estimates. Also, because natural gas prices are influenced by seasonal demand, use of year-end prices, as required by the Financial Accounting Standards Board, may not be representative in estimating future revenues or reserve data.

                                                            Gas (Mcf) Oil (Bbls)
                                                            --------- ----------
                                                               (in thousands)
   Proved Reserves
   Balance, January 1, 1998................................  279,024    2,431
     Revisions ............................................  (11,541)    (255)
     Extensions, discoveries and other additions...........   24,177      133
     Production............................................   (9,363)    (116)
                                                             -------    -----
   Balance, December 31, 1998..............................  282,297    2,193
                                                             =======    =====
   Proved Developed Reserves
   January 1, 1998.........................................  249,148    2,136
                                                             =======    =====
   December 31, 1998.......................................  249,215    1,934
                                                             =======    =====

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves at December 31, 1998

                                                                 (in thousands)
   Future cash inflows..........................................    $595,301
   Future production taxes and transportation...................      55,686
                                                                    --------
   Future net cash flows........................................     539,615
   10% discount factor..........................................     261,873
                                                                    --------
   Standardized measure of discounted future net cash flows.....    $277,742
                                                                    ========

  Changes in Standardized Measure of Discounted Future Net Cash
   Flows from Proved Reserves
                                                                 (in thousands)
   Standardized measure, January 1, 1998........................    $292,749
                                                                    --------
   Extensions, discoveries and other additions..................      21,742
   Trust royalty income ........................................     (18,231)
   Changes in prices and other..................................     (45,289)
   Accretion of discount........................................      26,771
                                                                    --------
                                                                     (15,007)
                                                                    --------
   Standardized measure, December 31, 1998......................    $277,742
                                                                    ========

                                  UNDERWRITING

   Cross Timbers and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the trust units being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of trust units indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc., Bear, Stearns & Co., Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and A. G. Edwards & Sons, Inc. are representatives of the Underwriters.

                                                                    Number of
                             Underwriter                           Trust Units
                             -----------                           -----------
   Goldman, Sachs & Co ...........................................
   Lehman Brothers Inc. ..........................................
   Bear, Stearns & Co. Inc........................................
   Dain Rauscher Wessels, a division of Dain Rauscher
          Incorporated............................................
   Donaldson, Lufkin & Jenrette Securities Corporation............
   A.G. Edwards & Sons, Inc.......................................
                                                                   ----------
     Total........................................................ 15,000,000
                                                                   ==========

   If the Underwriters sell more trust units than the total number shown in the table above, the Underwriters have an option to buy up to an additional 2,250,000 trust units from Cross Timbers to cover such sales. They may exercise that option for 30 days. If any trust units are purchased pursuant to this option, the Underwriters will severally purchase trust units in approximately the same proportion shown in the table above.

   The following table shows the per trust unit and total underwriting discounts and commissions to be paid to the Underwriters by Cross Timbers. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase 2,250,000 additional trust units.

                                                        Paid by Cross Timbers
                                                      -------------------------
                                                      No Exercise Full Exercise
                                                      ----------- -------------
Per trust unit.......................................    $            $
Total................................................    $            $

   Trust units sold by the Underwriters to the public will initially be offered at the initial public offering price shown on the cover of this prospectus. Any trust units sold by the Underwriters to securities dealers may be sold at a discount of up to $ per trust unit from the initial public offering price. Any such securities dealers may resell any trust units purchased from the Underwriters to certain other brokers or dealers at a discount of up to $ per trust unit from the initial public offering price. If all the trust units are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

   Cross Timbers and its executive officers have agreed with the Underwriters not to dispose of or hedge any of their trust units or securities convertible into or exchangeable for trust units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

   Prior to the Offering, there has been no public market for the trust units. The initial public offering price has been negotiated among Cross Timbers and the representatives. Among the factors to be considered in determining the initial public offering price of the trust units, in addition to prevailing market conditions, will be estimates of distributions to trust unitholders and overall quality of the underlying properties.

   The trust units have been approved for listing on the New York Stock Exchange under the symbol "HGT." In order to meet one of the requirements for listing the trust units on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more trust units to a minimum of 2,000 beneficial holders.

   In connection with the Offering, the Underwriters may purchase and sell trust units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of trust units than they are required to purchase in the Offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the trust units while the Offering is in progress.

   The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount it received because the representatives repurchased trust units sold by or for the account of such Underwriter in stabilizing or short covering transactions.

   These activities by the Underwriters may stabilize, maintain or otherwise affect the marketprice of the trust units. As a result, the price of the trust units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of trust units offered.

   Cross Timbers estimates that total expenses of the Offering, other than underwriting discounts and commissions, will be approximately $650,000.

    Cross Timbers and the trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The trust's indemnity obligations are limited to the assets of the trust, and neither the trustee nor any unitholder will have any obligation to indemnify the Underwriters.

                                                                       EXHIBIT A

               [LETTERHEAD OF MILLER & LENTS, LTD. APPEARS HERE]



                                 January 20, 1999
Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, TX  76102
                              Re:  Underlying Properties (100%)
                                   Relating to the Hugoton Royalty Trust
                                   As of January 1, 1999
                                   SEC Pricing Case
Gentlemen:

  At your request, we estimated the proved reserves and future net revenue as of January 1, 1999, attributable to the Cross Timbers Oil Company interest in certain oil and gas properties prior to inclusion in the Hugoton Royalty Trust, i.e., Underlying Properties (100%). The properties consist of approximately 1,679 wells and are located primarily in Kansas, Oklahoma, and Wyoming. The aggregate results of our evaluations are as follows:


-----------------------------------------------------------------------------------------------------------
                                        Net Reserves as of 1/1/99             Future Net Revenue
                                    -----------------------------------------------------------------------
                                        Oil and
                                      Condensate,       Gas,            Undiscounted,        Discounted at
     Reserves Category                   MBbls.         MMcf                 M$            10% Per Year, M$
-----------------------------------------------------------------------------------------------------------
Kansas
-----------------------------------------------------------------------------------------------------------
   Proved Developed Producing             50.6         46,123.6           45,306.6              24,767.3
-----------------------------------------------------------------------------------------------------------
   Proved Nonproducing                     0.0            499.1              344.5                 176.3
-----------------------------------------------------------------------------------------------------------
   Proved Undeveloped                      0.0          3,996.2            1,698.7                 510.6
-----------------------------------------------------------------------------------------------------------
      Subtotal                            50.6         50,618.9           47,349.7              25,454.1
-----------------------------------------------------------------------------------------------------------
Oklahoma
-----------------------------------------------------------------------------------------------------------
   Proved Developed Producing          2,901.2        235,076.2          328,413.8             192,126.8
-----------------------------------------------------------------------------------------------------------
   Proved Nonproducing                   206.9         14,281.9           20,685.8              12,219.8
-----------------------------------------------------------------------------------------------------------
   Proved Undeveloped                    601.3         36,125.9           35,171.7              13,182.5
-----------------------------------------------------------------------------------------------------------
      Subtotal                         3,709.3        285,484.0          384,271.3             217,529.1
-----------------------------------------------------------------------------------------------------------
Wyoming
-----------------------------------------------------------------------------------------------------------
   Proved Developed Producing            189.2        132,662.1          186,849.2              88,540.8
-----------------------------------------------------------------------------------------------------------
   Proved Nonproducing                    20.6          6,685.6           10,812.6               5,173.7
-----------------------------------------------------------------------------------------------------------
   Proved Undeveloped                     60.3         39,622.6           45,235.3              10,479.0
-----------------------------------------------------------------------------------------------------------
      Subtotal                           270.1        178,970.3          242,897.1             104,193.5
-----------------------------------------------------------------------------------------------------------
Total Underlying Properties (100%)
-----------------------------------------------------------------------------------------------------------
   Proved Developed Producing          3,140.9        413,861.8          560,569.6             305,434.9
-----------------------------------------------------------------------------------------------------------
   Proved Nonproducing                   227.5         21,466.6           31,842.8              17,569.7
-----------------------------------------------------------------------------------------------------------
   Proved Undeveloped                    661.5         79,744.7           82,105.7              24,172.1
-----------------------------------------------------------------------------------------------------------
      TOTAL                            4,029.9        515,073.1          674,518.1             347,176.7
-----------------------------------------------------------------------------------------------------------

                            MILLER AND LENTS, LTD.

Cross Timbers Oil Company                                       January 20, 1999
                                                                          Page 2

     We performed evaluations, which are designated as the SEC Pricing Case, using price, expense, and gas production curtailment premises specified by you and described in detail on Attachment 1.

     Proved reserves and future net revenue were estimated in accordance with the provisions contained in Securities and Exchange Commission Regulation S-X, Rule 4-10. The Securities and Exchange Commission definition of proved reserves is shown on Attachment 2. Estimates of future net revenue and discounted future net revenue are not intended and should not be interpreted to represent fair market values for the estimated reserves. Future costs of abandoning facilities and wells and of the restoration of producing properties to satisfy environmental standards were not deducted from total revenues as such estimates are beyond the scope of this assignment.

     Following Attachment 2 is a list of exhibits which include annual projections of future production and net revenue for each state and reserve category. Also included in the exhibits are one-line summaries for the total royalty trust and for each state showing the proved reserves and future net revenue for the individual properties. Projections of individual property future production and net revenue are included in separate volumes to this report. These exhibits and volumes should not be relied upon independently of this narrative.

     The proved developed producing reserves and production forecasts were estimated by production decline extrapolations, water-oil ratio trends, P/Z declines, or in a few cases, by volumetric calculations. For some properties with insufficient performance history to establish trends, we estimated future production by analogy with other properties with similar characteristics. The past performance trends of many properties were influenced by production curtailments, workovers, waterfloods, and/or infill drilling. Actual future production may require that our estimated trends be significantly altered.

     The estimated proved undeveloped reserves require significant capital expenditures such as drilling and completion costs. The proved undeveloped reserve estimates for infill wells are based on analogies to similar infill wells in the same field and/or the production histories of offset wells in the same field.

     Reserve estimates from volumetric calculations and from analogies are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves was produced.

     With the exception of a few properties, the data employed in our determinations of proved reserves and future net income were provided by Cross Timbers Oil Company. We obtained pressure and production information from independent sources for some properties that had insufficient data from Cross Timbers Oil Company to employ as bases for reserve estimates. The current expenses for each lease were obtained from operating statements provided by Cross Timbers Oil Company except for certain leases where Cross Timbers Oil Company deducted items considered by Cross Timbers Oil Company to be nonrecurring expenditures. No overhead was included for those properties operated by Cross Timbers Oil Company. For some properties, such as large waterfloods, Cross Timbers Oil Company assumed a decline in variable operating costs due to depleting production which was derived by forecasting a decrease in the property well count. None of the data provided to us by Cross Timbers Oil Company,

                            MILLER AND LENTS, LTD.

Cross Timbers Oil Company                                       January 20, 1999
                                                                          Page 3

including, but not limited to, graphical representations and tabulations of past production performance, well tests and pressures, ownership interests, prices, and operating costs, were verified by us as such was not within the scope of our assignment.

     The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

     Our workpapers and data are in our files and available for review upon request. If you have any questions regarding the above, or if we can be of further assistance, please call.

                               Very truly yours,

                               MILLER AND LENTS, LTD.



                               By /s/ Karen F. Loving
                                 -------------------------------
                                 Karen F. Loving
                                 Vice President

KFL/hsd

                                                                    Attachment 1



                                    1-1-99


                         Underlying Properties (100%)
                                Relating to the
                             Hugoton Royalty Trust


                               SEC PRICING CASE



A.  Oil Price            All oil/condensate prices held constant at $9.50 per
                         barrel through the life of the property. (Adjust for gravity, transportation charges, and crude marketing arrangements.)

B.  Gas Price            Estimated 1/1/99 price held constant through the life
                         of the property.

C.  Operating Costs      Current expenses held constant through the life of the
                         property.

D.  Curtailment          For curtailed gas wells, curtailed rates were based on
                         the first six months of 1998 rate as a percent of 1998 capacity, then relieved over a two-year period, i.e., 100% at 1/1/01.

E.  Discount Rate        10% per year.

                                                                    Attachment 2



                          PROVED RESERVES DEFINITIONS
                              IN ACCORDANCE WITH
               SECURITIES AND EXCHANGE COMMISSION REGULATION S-X


PROVED OIL AND GAS RESERVES
---------------------------

  Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

  1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

  2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project or the operation of an installed program in the reservoirs provides support for the engineering analysis on which the project or program was based.

  3. Estimates of proved reserves do not include the following:

     a. Oil that may become available from known reservoirs but is classified separately as indicated additional reserves.

     b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors.

     c. Crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

     d. Crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

  Depending upon their status of development, proved reserves are subdivided into proved developed reserves and proved undeveloped reserves.


PROVED DEVELOPED OIL AND GAS RESERVES
-------------------------------------

  Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.


PROVED UNDEVELOPED OIL AND GAS RESERVES
---------------------------------------

  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

                                                                       EXHIBIT B

               [LETTERHEAD OF MILLER & LENTS, LTD. APPEARS HERE]



                                 January 20, 1999
Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, TX  76102
                                   Re:  Hugoton Royalty Trust
                                        80% Net Profits Interests
                                        As of January 1, 1999
                                        SEC Pricing Case
Gentlemen:

  At your request, we estimated the proved reserves and future net revenue as of January 1, 1999, attributable to the Hugoton Royalty Trust interest in certain oil and gas properties that consist of approximately 1,679 wells located primarily in Kansas, Oklahoma, and Wyoming. The aggregate results of our evaluations are as follows:



                                   Net Reserves as of 1/1/99                   Future Net Revenue
                               ------------------------------------------------------------------------
                                   Oil and
                                 Condensate,            Gas,         Undiscounted,      Discounted at
      Reserves Category             MBbls.              MMcf              M$           10% Per Year, M$
-------------------------------------------------------------------------------------------------------
Kansas
-------------------------------------------------------------------------------------------------------
   Proved Developed Producing        28.4             25,987.1          36,245.2          19,813.8
-------------------------------------------------------------------------------------------------------
   Proved Nonproducing                0.0                240.4             275.6             141.0
-------------------------------------------------------------------------------------------------------
   Proved Undeveloped                 0.0              1,141.6           1,359.0             408.5
-------------------------------------------------------------------------------------------------------
      Subtotal                       28.4             27,369.1          37,879.8          20,363.3
-------------------------------------------------------------------------------------------------------
Oklahoma
-------------------------------------------------------------------------------------------------------
   Proved Developed Producing     1,667.2            135,345.9         262,731.0         153,701.5
-------------------------------------------------------------------------------------------------------
   Proved Nonproducing              117.9              8,140.8          16,548.6           9,775.8
-------------------------------------------------------------------------------------------------------
   Proved Undeveloped               231.7             13,898.2          28,137.4          10,546.0
-------------------------------------------------------------------------------------------------------
      Subtotal                    2,016.8            157,384.9         307,417.0         174,023.3
-------------------------------------------------------------------------------------------------------
Wyoming
-------------------------------------------------------------------------------------------------------
   Proved Developed Producing       107.4             75,219.7         149,479.4          70,832.7
-------------------------------------------------------------------------------------------------------
   Proved Nonproducing               13.2              4,280.7           8,650.1           4,139.0
-------------------------------------------------------------------------------------------------------
   Proved Undeveloped                27.5             18,042.9          36,188.2           8,383.2
-------------------------------------------------------------------------------------------------------
      Subtotal                      148.1             97,543.3         194,317.7          83,354.9
-------------------------------------------------------------------------------------------------------
Total Hugoton Royalty Trust
-------------------------------------------------------------------------------------------------------
   Proved Developed Producing     1,803.0            236,552.7         448,455.6         244,348.0
-------------------------------------------------------------------------------------------------------
   Proved Nonproducing              131.1             12,661.9          25,474.3          14,055.8
-------------------------------------------------------------------------------------------------------
   Proved Undeveloped               259.2             33,082.7          65,684.6          19,337.7
-------------------------------------------------------------------------------------------------------
      TOTAL                       2,193.3            282,297.3         539,614.5         277,741.5
-------------------------------------------------------------------------------------------------------

                            MILLER AND LENTS, LTD.

Cross Timbers Oil Company                                       January 20, 1999
                                                                          Page 2

     We performed evaluations, which are designated as the SEC Pricing Case, using price, expense, and gas production curtailment premises specified by you and described in detail on Attachment 1.

     The Hugoton Royalty Trust interests evaluated herein are comprised of an 80 percent net overriding royalty interest of certain Cross Timbers Oil Company properties. At your instruction, the net oil and condensate reserves and the net natural gas reserves attributable to the Hugoton Royalty Trust interests were computed from 80 percent of the Cross Timbers Oil Company interests in those properties after adjustment for the estimated reserves attributable to the future operating expenses and capital costs. As a result of this procedure, a change in the future costs, or prices, or capital expenditures different from those projected herein may result in a change in the computed reserves to the net interests even if there are no revisions or additions to the gross reserves attributed to the property.

     Proved reserves and future net revenue were estimated in accordance with the provisions contained in Securities and Exchange Commission Regulation S-X, Rule 4-10. The Securities and Exchange Commission definition of proved reserves is shown on Attachment 2. Estimates of future net revenue and discounted future net revenue are not intended and should not be interpreted to represent fair market values for the estimated reserves. Future costs of abandoning facilities and wells and of the restoration of producing properties to satisfy environmental standards were not deducted from total revenues as such estimates are beyond the scope of this assignment.

     Following Attachment 2 is a list of exhibits which include annual projections of future production and net revenue for each state and reserve category. Also included in the exhibits are one-line summaries for the total royalty trust and for each state showing the proved reserves and future net revenue for the individual properties. Projections of individual property future production and net revenue are included in separate volumes to this report. These exhibits and volumes should not be relied upon independently of this narrative.

     The proved developed producing reserves and production forecasts were estimated by production decline extrapolations, water-oil ratio trends, P/Z declines, or in a few cases, by volumetric calculations. For some properties with insufficient performance history to establish trends, we estimated future production by analogy with other properties with similar characteristics. The past performance trends of many properties were influenced by production curtailments, workovers, waterfloods, and/or infill drilling. Actual future production may require that our estimated trends be significantly altered.

     The estimated proved undeveloped reserves require significant capital expenditures such as drilling and completion costs. The proved undeveloped reserve estimates for infill wells are based on analogies to similar infill wells in the same field and/or the production histories of offset wells in the same field.

     Reserve estimates from volumetric calculations and from analogies are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves was produced.

                            MILLER AND LENTS, LTD.

Cross Timbers Oil Company                                       January 20, 1999
                                                                          Page 3

     With the exception of a few properties, the data employed in our determinations of proved reserves and future net income were provided by Cross Timbers Oil Company. We obtained pressure and production information from independent sources for some properties that had insufficient data from Cross Timbers Oil Company to employ as bases for reserve estimates. The current expenses for each lease were obtained from operating statements provided by Cross Timbers Oil Company except for certain leases where Cross Timbers Oil Company deducted items considered by Cross Timbers Oil Company to be nonrecurring expenditures. No overhead was included for those properties operated by Cross Timbers Oil Company. For some properties, such as large waterfloods, Cross Timbers Oil Company assumed a decline in variable operating costs due to depleting production which was derived by forecasting a decrease in the property well count. None of the data provided to us by Cross Timbers Oil Company, including, but not limited to, graphical representations and tabulations of past production performance, well tests and pressures, ownership interests, prices, and operating costs, were verified by us as such was not within the scope of our assignment.

     The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

     Our workpapers and data are in our files and available for review upon request. If you have any questions regarding the above, or if we can be of further assistance, please call.

                               Very truly yours,

                               MILLER AND LENTS, LTD.



                               By /s/ Karen F. Loving
                                 ----------------------------
                                 Karen F. Loving
                                 Vice President

KFL/hsd

                                                                    Attachment 1



                                    1-1-99


                             Hugoton Royalty Trust
                           80% Net Profits Interests


                               SEC PRICING CASE


A.  Oil Price            All oil/condensate prices held constant at $9.50 per
                         barrel through the life of the property. (Adjust for gravity, transportation charges, and crude marketing arrangements.)

B.  Gas Price            Estimated 1/1/99 price held constant through the life
                         of the property.

C.  Operating Costs      Current expenses held constant through the life of the
                         property.

D.  Curtailment          For curtailed gas wells, curtailed rates were based on
                         the first six months of 1998 rate as a percent of 1998 capacity, then relieved over a two-year period, i.e., 100% at 1/1/01.

E.  Discount Rate        10% per year.

                                                                    Attachment 2



                          PROVED RESERVES DEFINITIONS
                              IN ACCORDANCE WITH
               SECURITIES AND EXCHANGE COMMISSION REGULATION S-X


PROVED OIL AND GAS RESERVES
---------------------------

  Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

  1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

  2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project or the operation of an installed program in the reservoirs provides support for the engineering analysis on which the project or program was based.

  3. Estimates of proved reserves do not include the following:

     a. Oil that may become available from known reservoirs but is classified separately as indicated additional reserves.

     b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors.

     c. Crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

     d. Crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

  Depending upon their status of development, proved reserves are subdivided into proved developed reserves and proved undeveloped reserves.


PROVED DEVELOPED OIL AND GAS RESERVES
-------------------------------------

  Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.


PROVED UNDEVELOPED OIL AND GAS RESERVES
---------------------------------------

  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell the Trust Units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................  10
Forward Looking Statements.................................................  15
Use of Proceeds............................................................  15
Cross Timbers..............................................................  15
The Trust..................................................................  15
Hypothetical Annual Cash Distributions.....................................  16
The Net Profits Interests and the Underlying Properties....................  20
Computation of Net Proceeds................................................  33
Federal Income Tax Consequences............................................  36
State Tax Considerations...................................................  41
ERISA Considerations.......................................................  42
Description of the Trust Indenture.........................................  43
Description of the Trust Units.............................................  46
Selling Trust Unitholder...................................................  49
Legal Matters..............................................................  49
Experts....................................................................  49
Available Information......................................................  50
Glossary of Certain Oil and Natural Gas Terms..............................  51
Index to Financial Statements.............................................. F-1
Underwriting............................................................... U-1

                                ---------------

Through and including      , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          15,000,000 Trust Units

                             Hugoton Royalty Trust


                                ---------------

                                   PROSPECTUS

                                ---------------


                              Goldman, Sachs & Co.

                                Lehman Brothers

                            Bear, Stearns & Co. Inc.

                             Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated

                          Donaldson, Lufkin & Jenrette

                           A.G. Edwards & Sons, Inc.

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus forming a part of this Registration Statement.

Item 14. Other Expenses of Issuance and Distribution.

  Except for the Registration Fee and the NASD Filing Fee, the following itemized table sets forth estimates of those expenses payable by the Company in connection with the offer and sale of the securities offered hereby:

   Registration Fee................................................... $ 47,955
   NASD Filing Fee....................................................   17,750
   Printing and Engraving Expenses....................................  200,000
   Legal Fees and Expenses............................................  175,000
   Accountants' Fees and Expenses.....................................   60,000
   Miscellaneous Fees and Expenses....................................  149,295
                                                                       --------
   Total.............................................................. $650,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

  Section 6.02 of the Trust Indenture provides that the trustee will be indemnified by the trust estate or, if Trust assets are insufficient, by Cross Timbers Oil Company, a Delaware corporation (the "Company"), against any and all liability and expenses incurred by it individually or as Trustee in the administration of the trust and the trust estate, except for any liability or expense resulting from fraud or gross negligence or acts or omissions in bad faith.

  The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article Nine of the Certificate of Incorporation of the Company permits indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL. Reference is made to the Certificate of Incorporation of the Company.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Ten of the Company's Certificate of Incorporation contains such a provision.

  The above discussion of the Company's Certificate of Incorporation and of Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and statutes.

  Additionally, the Company has acquired directors' and officers' insurance in the amount of $10 million.

Item 16. Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
   1.1   --Form of Underwriting Agreement.
   4.1*  --Hugoton Royalty Trust Indenture.
   5.1   --Opinion of Kelly, Hart & Hallman, P.C. as to legality of the securities registered hereby.
   8.1   --Opinion of Butler & Binion, L.L.P. regarding federal income tax matters.
   8.2   --Opinion of Morris, Laing, Evans, Brock & Kennedy, Chartered as to
          Kansas State tax matters.
  10.1   --Form of 80% Net Overriding Royalty Conveyance--Kansas.
  10.2   --Form of 80% Net Overriding Royalty Conveyance--Oklahoma.
  10.3   --Form of 80% Net Overriding Royalty Conveyance--Wyoming.
  15.1   --Awareness letter of Arthur Andersen LLP.
  23.1   --Consent of Arthur Andersen LLP.
  23.2   --Consent of Kelly, Hart & Hallman, P.C. (set forth in their opinion filed as Exhibit 5.1).
  23.3   --Consent of Butler & Binion, L.L.P. (set forth in their opinion filed as Exhibit 8.1).
  23.4   --Consent of Morris, Laing, Evans, Brock & Kennedy, Chartered (set
          forth in their opinion filed as Exhibit 8.2).
  23.5   --Consent of Miller & Lents.
  24.1*  --Powers of attorney (set forth on the signature page of the original filing).
  27.1   --Financial Data Schedule.

--------

* Previously filed.

Item 17. Undertakings.

  The Company hereby undertakes:

  (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (c) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed a part of this registration statement as of the time it was declared effective.

  (d) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Trust or Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Trust or Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on January 25, 1999.

                                          CROSS TIMBERS OIL COMPANY,

                                          By /s/ J. Richard Seeds
                                            -----------------------------------

                                             J. Richard Seeds

                                             Executive Vice President

                                          HUGOTON ROYALTY TRUST

                                          By CROSS TIMBERS OIL COMPANY, as
                                             sponsor

                                             By /s/ J. Richard Seeds
                                                -------------------------------

                                                J. Richard Seeds

                                                Executive Vice President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         /s/ Bob R. Simpson*           Director, Chairman of the   January 25, 1999
______________________________________  Board and Chief Executive
            Bob R. Simpson              Officer (Principal
                                        Executive Officer)

        /s/ Steffen E. Palko*          Director, Vice Chairman of  January 25, 1999
______________________________________  the Board and President
           Steffen E. Palko

         /s/ J. Richard Seeds          Director, Executive Vice    January 25, 1999
______________________________________  President
           J. Richard Seeds

       /s/ J. Luther King, Jr.*        Director                    January 25, 1999
______________________________________
         J. Luther King, Jr.

         /s/ Jack P. Randall*          Director                    January 25, 1999
______________________________________
           Jack P. Randall

        /s/ Scott G. Sherman*          Director                    January 25, 1999
______________________________________
           Scott G. Sherman
         /s/ Louis G. Baldwin          Senior Vice President and   January 25, 1999
______________________________________  Chief Financial Officer
           Louis G. Baldwin             (Principal Financial
                                        Officer)

        /s/ Bennie G. Kniffen          Senior Vice President and   January 25, 1999
______________________________________  Controller (Principal
          Bennie G. Kniffen             Accounting Officer)


    /s/ J. Richard Seeds

*By:
  ------------------------------

      J. Richard Seeds

      Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                              Description
 -------                             -----------
   1.1   --Form of Underwriting Agreement.
   5.1   --Opinion of Kelly, Hart & Hallman, P.C. as to legality of the securities registered hereby.
   8.1   --Opinion of Butler & Binion, L.L.P. regarding federal income tax matters.
   8.2   --Opinion of Morris, Laing, Evans, Brock & Kennedy, Chartered as to
          Kansas State tax matters.
  10.1   --Form of 80% Net Overriding Royalty Conveyance--Kansas.
  10.2   --Form of 80% Net Overriding Royalty Conveyance--Oklahoma.
  10.3   --Form of 80% Net Overriding Royalty Conveyance--Wyoming.
  15.1   --Awareness letter of Arthur Andersen LLP.
  23.1   --Consent of Arthur Andersen LLP.
  23.5   --Consent of Miller & Lents.
  27.1   --Financial Data Schedule.